Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CROSS TIMBERS ENERGY, LLC

AS SELLER

AND

CTOC ENERGY, LLC

AS BUYER

table of cONtents

ARTICLE 1 PROPERTY DESCRIPTION		1
1.1	The Property.	1
1.2	Exclusions from the Property.	2
1.3	Ownership of Production from the Property.	4
1.4	Responsibility of Property Expenses.	5
ARTICLE 2 CONSIDERATION		5
2.1	Purchase Price and Deposit.	5
2.2	Adjustments at Closing.	6
2.3	Adjustments After Closing.	7
2.4	Payment Method.	9
2.5	Principles of Accounting.	9
2.6	Reporting Value of the Property.	9
2.7	Section 1031 Exchange.	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		10
3.1	Reciprocal Representations and Warranties.	10
3.2	Seller’s Representations and Warranties.	11
3.3	Buyer’s Representations and Warranties.	12
3.4	Representations and Warranties Exclusive.	13
3.5	Limitation as to Environmental Matters.	13
3.6	Limitations as to Title Matters.	14
3.7	Purpose of Schedules.	14
ARTICLE 4 DISCLAIMER OF WARRANTIES		14
4.1	Special Warranty of Title; Encumbrances.	14
4.2	Condition and Fitness of the Property.	14
4.3	Property Subject to Federal Authority.	15
4.4	Information about the Property.	16
4.5	Other Disclaimers by Seller.	16
ARTICLE 5 DUE DILIGENCE REVIEW OF THE PROPERTY		17
5.1	Confidentiality.	17
5.2	Physical Inspection.	17
5.3	Environmental Assessment.	18
5.4	Bonding Requirements.	21
5.5	Preferential Rights and Consents to Assign.	22
5.6	Title Defects.	25
5.7	Casualty Losses and Government Takings.	33
5.8	Termination Due to Impairments to the Property.	34

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ARTICLE 6 CLOSING AND POST-CLOSING OBLIGATIONS		34
6.1	Closing Date.	34
6.2	Conditions to Closing.	34
6.3	Closing.	35
6.4	Post-Closing Obligations.	36
6.5	Termination.	37
ARTICLE 7 ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS		38
7.1	Buyer’s Assumed Obligations After Closing.	38
7.2	Buyer’s Plugging and Abandonment Obligations.	38
7.3	Buyer’s Environmental Obligations.	39
ARTICLE 8 INDEMNITIES		40
8.1	Definition of Losses and Claims.	40
8.2	Application of Indemnity.	40
8.3	Buyer’s Indemnity.	41
8.4	Seller’s Indemnity.	41
8.5	Notices and Defenses of Indemnified Claims.	42
8.6	NORM.	43
8.7	Waiver of Consequential and Punitive Damages.	44
8.8	Limitations on Liability of Seller.	44
8.9	Survival.	44
8.10	Exclusive Remedy.	45
8.11	Treatment of Indemnity Payments.	45
8.12	Proceeds of Insurance.	45
ARTICLE 9 TAXES AND EXPENSES		46
9.1	Recording Expenses.	46
9.2	Ad Valorem, Real Property and Personal Property Taxes.	46
9.3	Severance Taxes.	46
9.4	IRS Form 8594.	47
9.5	Sales, Use and Transfer Taxes.	47
9.6	Income Taxes.	47
9.7	Incidental Expenses.	47
9.8	Tax Refunds.	47
9.9	Tax Proceedings.	48
ARTICLE 10 OPERATIONS PENDING CLOSING		48
10.1	Seller’s Covenants Pending Closing.	48
10.2	Limitation on Liability.	49
ARTICLE 11 EMPLOYEES		50
11.1	Employees.	50
11.2	Subject Employees Hired by Buyer.	50

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11.3	Employees on Disability or other Leave of Absence.	50
ARTICLE 12 MISCELLANEOUS		50
12.1	Imbalances.	50
12.2	Suspense Funds.	51
12.3	Confidentiality and Public Announcements.	51
12.4	Notices.	52
12.5	Assignment.	52
12.6	Entire Agreement and Amendment.	53
12.7	Successors and Assigns.	53
12.8	Third Person Beneficiaries.	53
12.9	Severability.	53
12.10	Counterparts.	53
12.11	Governing Law; Jurisdiction; Venue; Jury Waiver.	53
12.12	Exhibits.	54
12.13	Waiver.	54
12.14	Interpretation.	54
12.15	Default and Remedies.	56
12.16	Waiver of Right to Rescission.	56
12.17	Amendment of Schedules.	57
12.18	Affiliate Liability.	57

LIST OF EXHIBITS AND SCHEDULES

Appendix A	–	Defined Terms
Exhibit A-1	–	Certain Leases
Exhibit A-2	–	Certain Mineral Interests
Exhibit B	–	Certain Wells
Exhibit C	–	Easements
Exhibit D	–	Related Contracts
Exhibit E	–	Surface Fee Estates
Exhibit F	–	Field Offices
Exhibit G	–	Vehicles
Exhibit H	–	Allocated Value
Exhibit I	–	Form of Assignment
Exhibit J	–	Form of Non-Foreign Affidavit
Exhibit K	–	Sale Area
Exhibit L	–	Performance Bond
Schedule 2.2.2(e)	–	Underproduced and Overdelivered Imbalances
Schedule 2.2.2(f)	–	Pre-Execution Date AFEs
Schedule 2.2.3(b)	–	Overproduced and Underdelivered Imbalances
Schedule 3.2.1	–	Lawsuits and Claims
Schedule 3.2.2	–	Preferential Rights and Hard Consents
Schedule 3.2.3	–	Tax Matters
Schedule 5.4.3	–	Replacement Merit Bond
Schedule 10.1	–	Covenants Pending Closing
Schedule 12.2	–	Suspense Funds

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of March 10, 2026 (the “Execution Date”), by and between Cross Timbers Energy, LLC, a Delaware limited liability company, with an address of 400 W. 7th Street, Fort Worth, Texas 76102 (“Seller”), and CTOC Energy, LLC, a Delaware limited liability company, with an address of 6608 Bryant Irvin Road, Fort Worth, Texas 76132 (“Buyer”).

Seller owns certain oil and gas properties, together with certain related facilities and contractual rights as described herein, collectively referred to herein as the Property. Buyer desires to acquire all of Seller’s interest in the Property. Seller and Buyer agree to the sale of the Property to Buyer on the terms and conditions set forth in this Agreement. For purposes of this Agreement, the “Effective Time” shall be April 1, 2026, at 12:01 a.m. Central Time.

ARTICLE 1
PROPERTY DESCRIPTION

1.1 The Property.

Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept, all of Seller’s right, title and interest in and to the following described property, and all rights, interests, privileges and obligations related thereto, excepting the Excluded Property (defined below) (collectively, the XE “Property” “Property”):

1.1.1 all oil, gas and mineral leases (a) located within the lands described in Exhibit K (such described lands, collectively, the “Sale Area”) and/or (b) described in Exhibit A-1, insofar and only insofar as each such described lease covers the lands and depths corresponding to such lease as described in Exhibit A-1 (collectively, the “Leases”);

1.1.2 all fee mineral interests, royalty interests, overriding royalty interests, executive rights, and other rights and interests in the oil, gas and other minerals, located within (a) the Sale Area and/or (b) the lands described in Exhibit A-2, subject to all depth limitations set forth therein (collectively, the “Mineral Interests”);

1.1.3 all oil, gas and condensate wells (whether producing, not producing, shut-in, plugged or abandoned), water source, water injection and other injection or disposal wells and systems (a) located on or within the Sale Area and/or (b) associated with the Leases, including those wells described in Exhibit B (collectively, the “Wells”);

1.1.4 all rights, obligations and interests in any unit, communitized area, or pooled area in which the Leases are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases, Mineral Interests or Wells, including all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any Governmental Authority (collectively, the “Units”);

1.1.5 all equipment, facilities, flow lines, tubes, pipelines, well pads, meters, compressors, tank batteries, improvements, abandoned property and junk and other personal property and mixed property, operational and nonoperational, known or unknown, to the extent associated with and located on the Leases, the Wells, the Units or the Easements as of the Execution Date, including (i) all infield oil, gas and water gathering systems, disposal systems, pipelines, meters and associated compression equipment to the extent primarily used in the ownership, operation or development of the Leases, Wells,

Units or other Property as of the Execution Date, and (ii) all well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items to the extent primarily used in the ownership, operation or development of the Leases, Wells, or Units as of the Execution Date (collectively, the “Equipment”);

1.1.6 to the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements and similar rights, obligations and interests to the extent applicable to or used in the ownership or operating the Leases, the Units, the Wells or the Equipment, including those described on Exhibit C to the extent so applicable (collectively, the “Easements”);

1.1.7 to the extent assignable or transferable, and excepting the Leases, the Easements, any agreement or other instrument creating or assigning any real property interest, and any master service agreements, blanket agreements, and/or similar commercial contracts, all contractual rights, obligations and interests in all agreements and contracts applicable to the other items comprising the Property (but in each case only to the extent applicable to such Leases, Wells or other Property and not to other properties of Seller or its Affiliates not included in the Property), including unit agreements, farmout agreements, farmin agreements, operating agreements, gathering agreements, transportation agreements and Hydrocarbon sales agreements, including those described in Exhibit D, insofar and only insofar as they cover and apply to the Leases, the Units, the Wells, the Equipment or the other Property (collectively, the “Related Contracts”);

1.1.8 those certain surface fee estates described on Exhibit E (“Surface Fee Estates XE "Surface Fee Estates" ”);

1.1.9 the offices, office leases and buildings described on Exhibit F (the “Field Offices XE "Field Offices" ”);

1.1.10 the vehicles listed on Exhibit G;

1.1.11 subject to Sections 6.4.1 and 6.4.2 except for any Excluded Property, copies (whether paper or electronic) of all existing lease files, well files, production records, division order files, abstracts, title opinions and contract files, to the extent used in connection with the ownership or operation of the Leases, Wells, and Units as of the Execution Date and they are in Seller’s possession, freely transferrable to Buyer and directly related to the Property (collectively, the “Property Records”); and

1.1.12 all oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description ( XE “Hydrocarbons”“Hydrocarbons”) produced from the Leases, Wells, and Units from and after the Effective Time and all Imbalances relating to the Property (subject to the Purchase Price adjustments set forth in Section 2.2.2(e) or Section 2.2.3(b)).

1.2 Exclusions from the Property.

Notwithstanding any other provision of this Agreement to the contrary, the Property to be conveyed and assigned under this Agreement does not include the following, all of which are reserved by Seller (collectively, the “Excluded Property”):

1.2.1 all: (a) seismic, geological, geochemical or geophysical data related to the Property; and (b) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third Persons;

1.2.2 Seller’s intellectual property and software used in developing or operating the Property, including proprietary tools, computer software, computer software licensed from third Persons, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

1.2.3 Seller’s corporate, financial, accounting, corporate minute books, tax records, legal files (except title opinions, abstracts and other muniments of title) and other business records that relate to Seller’s business generally (including the ownership and operation of the Property), except that Seller will provide Buyer, upon reasonable written request, with copies of the pertinent portions of any tax records that are necessary for Buyer’s ownership, administration or operation of the Property;

1.2.4 any of Seller’s proprietary or confidential records or information (including employee information, internal valuation data, reservoir and field studies, environmental studies, future work plans, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids, documents protected by any privilege and any documents that Seller cannot provide to Buyer because of third Person restrictions);

1.2.5 all accounts, accounts receivable, trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings) and adjustments or refunds attributable to Seller’s interest in the Property that relate to any period before the Effective Time, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments and audit adjustments under the Related Contracts;

1.2.6 claims of Seller for refund of or loss carry forwards with respect to: (a) Severance Taxes or Asset Taxes attributable to any period prior to the Effective Time; (b) Income Taxes of Seller; and (c) any taxes attributable to the Excluded Property;

1.2.7 all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, except to the limited extent set out in Section 5.7;

1.2.8 all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Time, and security or other deposits made with third Persons prior to the Effective Time;

1.2.9 any claim, right or interest of Seller in or to any refunds of costs, taxes or other expenses borne by Seller or its predecessors, together with any interest due thereon or penalty rebate arising therefrom, including those with respect to (i) any and all taxes based on net income imposed on Seller or any of its Affiliates, (ii) any Asset Taxes or Severance Taxes allocable to Seller pursuant to Sections 9.2, 9.3, or 9.5 or (iii) any Asset Taxes or Severance Taxes attributable to the Excluded Property;

1.2.10 all audit rights arising under any contracts, agreements or otherwise with respect to periods prior to the Effective Time or any Excluded Property;

1.2.11 data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality, anti-assignment or similar arrangements under agreements with Persons not Affiliated with Seller;

1.2.12 all documents and instruments of Seller that may be protected by an attorney-client or other privilege;

1.2.13 all claims and causes of action, manufacturer’s and contractor’s warranties and other rights of Seller arising under or with respect to any Related Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent any of the foregoing relates to any of the Buyer’s Assumed Obligations and are not subject to Seller’s indemnity obligations under Section 8.4;

1.2.14 any and all files, records, contracts, confidentiality agreements and documents relating to Seller’s efforts to sell any portion of the Property (or any other discussions or negotiations regarding the sale or other disposition of any portion of the Property), including any research, valuation or pricing information prepared by Seller and/or its consultants in connection therewith, and any bids or other information received in connection therewith and information and correspondence in connection therewith;

1.2.15 all proceeds, benefits, income or revenues with respect to the Property attributable to periods prior to the Effective Time;

1.2.16 all claims, rights and causes of action in favor of Seller arising, occurring or existing prior to the Effective Time with respect to production from the Property (including any and all royalties, contract rights, insurance claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time);

1.2.17 all: (a) personal computer equipment, vehicles (to the extent not listed on Exhibit G), communication equipment (including licensed and unlicensed radios located on the Leases), and photocopy machines, wherever located; (b) leased vehicles and equipment for which Buyer does not assume the applicable lease under this Agreement; and (c) third Person equipment and property located on or used in connection with the Property, including contractor equipment;

1.2.18 a non-exclusive, non-transferable right to use for internal business purposes any logs, maps, data, engineering reports, studies and evaluations being transferred as a part of the Property; and

1.2.19 any portion of the Property that is retained by Seller or otherwise excluded from the Property to be acquired by Buyer pursuant to the transactions contemplated in this Agreement, in each case, as expressly provided pursuant to the terms of this Agreement.

1.3 Ownership of Production from the Property.

1.3.1 Production Before the Effective Time. Seller shall own and be entitled to the proceeds from the sale of all Hydrocarbons produced from or attributable to the Property before the Effective Time. If, at the Effective Time, Hydrocarbons produced from or attributable to the Property before the Effective Time are stored in any Lease or Unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Property (the “Pipeline Inventory”), Buyer shall purchase from Seller the Stock Tank Oil and the Pipeline Inventory at the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less applicable taxes and gravity adjustments. If no Hydrocarbons were sold in the preceding month, the contract price in effect in the most recent preceding month in which sales occurred shall be used, less applicable taxes and gravity adjustments. Buyer will pay Seller for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 2.2 and Section 2.3. The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of the Effective Time. Seller and Buyer will accept the Lease or Unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

1.3.2 Production After the Effective Time. After Closing, Buyer shall own and be entitled to the proceeds from the sale of all Hydrocarbons produced from or attributable to the Property on and after the Effective Time and all Stock Tank Oil for which Seller receives an Upward Adjustment to the Purchase Price under Section 2.2.2(c). To the extent that Seller has sold or will sell on Buyer’s behalf all Hydrocarbons produced from or attributable to the Property between the Effective Time and the Closing Date, Seller will credit Buyer for the proceeds of these sales as an adjustment to the Purchase Price, as provided in Section 2.2 and Section 2.3. Subject to any continuing sale obligations under the Related Contracts, Buyer may sell Hydrocarbons produced from or attributable to the Property on and after the Closing Date as it deems appropriate.

1.4 Responsibility of Property Expenses.

1.4.1 Property Expenses Prior to Effective Time. Seller shall remain responsible for all Property Expenses, in each case, for the period of time prior to the Effective Time.

1.4.2 Property Expenses On and After Effective Time. From and after the occurrence of Closing, Buyer shall be responsible for all Property Expenses, in each case, for the period of time from and after the Effective Time.

1.4.3 Property Expenses Definition. “Property Expenses” means all operating expenses (including Asset Taxes and Severance Taxes and all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time, but excluding in all cases all costs and expenses of bonds, letters of credit or other surety instruments) and all capital expenditures (in each case) incurred in the ownership and operation of the Property in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and all overhead costs charged to the Property under the relevant operating agreement or unit agreement, if any, or otherwise allocable to the Property; provided, however, “Property Expenses” shall exclude all Losses attributable to (a) the cure or remediation, as applicable, of any Title Defects or Adverse Environmental Conditions, (b) any Casualty Losses pursuant to Section 5.7, (c) obtaining any Hard Consents or waiver of any Preferential Rights, (d) personal injury or death, property damage or violation of any law, (e) Plugging and Abandonment Obligations, (f) obligations with respect to Imbalances or (g) obligations to pay working interest owners, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Property, including those held in suspense.

ARTICLE 2
CONSIDERATION

2.1 Purchase Price and Deposit.

2.1.1 Purchase Price. At Closing, Buyer will pay Seller $123,500,000 for the Property (the “Purchase Price”). The Purchase Price shall be adjusted as set forth in this Agreement.

2.1.2 Deposit. Upon execution of this Agreement, Buyer will pay to Seller, by wire transfer of immediately available funds, an earnest money deposit equal to 10% of the Purchase Price as a performance deposit (the “Deposit”), to be held by Seller pursuant to the terms of this Agreement. At Closing, the Deposit will be applied against the Purchase Price. If Closing does not occur, the Deposit will be retained by Seller or returned to Buyer, pursuant to the applicable provisions of Section 12.15.

2.2 Adjustments at Closing.

2.2.1 Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in Section 2.1.2, Section 2.2.2 and Section 2.2.3. No later than 3 Business Days prior to the Closing Date, Seller will provide Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”) identifying all adjustments known by Seller at the time of the preparation of the Preliminary Settlement Statement to be made at Closing. Seller and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement. Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation thereof that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the parties, shall be used to determine the Purchase Price at Closing; provided, however, if the parties do not agree on one or more adjustments in the Preliminary Settlement Statement, the amount of such adjustments for purpose of the Closing shall be the amounts asserted in good faith by Seller.

2.2.2 Upward Adjustments. The Purchase Price will be increased by the following (without duplication) (“Upward Adjustments”):

(a) the amount of all Property Expenses and other costs (including royalties, minimum royalties, rentals, lease maintenance, prepaid charges, third Person overhead expenses, but excluding overhead expenses associated with Seller operated Property, which is covered under Section 2.2.2(b), and similar charges and expenses and capital costs billed under applicable operating agreements) to the extent they are attributable to the Property for periods on and after the Effective Time;

(b) a monthly overhead amount (for the period from the Effective Time through the Closing Date) equal to $850,000 per month, prorated for any partial months;

(c) Seller’s share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income from the Property received by Buyer, to the extent they are attributable to the ownership or operation of the Property before the Effective Time, and the value of the Stock Tank Oil and the Pipeline Inventory;

(d) an amount equal to all taxes allocated to Buyer in accordance with ARTICLE 9 of this Agreement that are paid, payable, or otherwise economically borne by Seller;

(e) an amount equal to the absolute value of the aggregate underproduced or overdelivered volumes of Pipeline Imbalances or Production Imbalances (collectively, the “Imbalances”) (with Seller’s good faith estimate of which as of the Execution Date is set forth on Schedule 2.2.2(e)), if any, multiplied by $2.25/MMbtu for gas imbalances and $66.50/bbl for oil imbalances; provided that Seller may provide Buyer an updated Schedule 2.2.2(e) with the Final Settlement Statement reflecting Seller’s good faith estimate as of the date of delivery of the Final Settlement Statement of the Imbalances;

(f) the aggregate amount paid by Seller associated with the AFEs identified on Schedule 2.2.2(f) and the AFEs approved after the Execution Date pursuant to Section 10.1;

(g) an amount equal to the value of all Title Benefits in accordance with Section 5.6.3(f) below;

(h) an amount equal to the net amount of Suspense Funds that Seller transfers to Buyer in accordance with Section 12.2, if the net amount is receivable; and

(i) any other increases in the Purchase Price specified in this Agreement or otherwise agreed upon in writing between Seller and Buyer.

2.2.3 Downward Adjustments. The Purchase Price will be decreased by the following (without duplication) (“Downward Adjustments”):

(a) Seller’s share (Buyer’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income attributable to the Property and actually received by Seller and not also received by Buyer, to the extent they are attributable to the ownership or operation of the Property on or after the Effective Time, but excluding any Property Expenses paid to Buyer by a third Person owner in the Property during the period Seller operates the Property;

(b) an amount equal to the absolute value of the aggregate overproduced or underdelivered volumes of the Imbalances (with Seller’s good faith estimate of which as of the Execution Date is set forth on Schedule 2.2.3(b)), multiplied by $2.25/MMbtu for gas imbalances and $66.50/bbl for oil imbalances; provided that Seller may provide Buyer an updated Schedule 2.2.3(b) with the Final Settlement Statement reflecting Seller’s good faith estimate as of the date of delivery of the Final Settlement Statement of the Imbalances;

(c) an amount equal to all taxes allocated to Seller in accordance with ARTICLE 9 of this Agreement that are paid, payable, or otherwise economically borne by Buyer;

(d) an amount equal to the net amount of Suspense Funds that Seller transfers to Buyer in accordance with Section 12.2, if the net amount is a payable; and

(e) any other decreases in the Purchase Price specified in this Agreement or otherwise agreed upon in writing between Seller and Buyer.

2.3 Adjustments After Closing.

2.3.1 Final Settlement Statement. Within 90 days after the Closing Date (the “Final Settlement Date”), Seller will prepare and deliver to Buyer a final settlement statement for the Property containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2 (the “Final Settlement Statement”); provided, however, failure of Seller to complete and deliver to Buyer the Final Settlement Statement on or before the Final Settlement Date will not constitute a waiver of any right to an adjustment otherwise due. Buyer will have 10 days after receiving the Final Settlement Statement to provide Seller with written exceptions to any items in the Final Settlement Statement that Buyer believes in good faith to be objectionable (the “Dispute Notice”). All items in the Final Settlement Statement as to which Buyer does not make a timely written exception within such 10-day review period will be deemed to be conclusively accepted by Buyer and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. Seller shall be entitled to adjust any items in the Final Settlement Statement that are affected by Buyer’s exceptions.

(a) Resolution of Disputed Items. After the completion and delivery of Buyer’s written exceptions to the Final Settlement Statement, the parties shall negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement no later than 60 days after receiving the Final Settlement Statement (the

“Target Settlement Date”). If the parties are unable to agree on the amount due with respect to any disputed items by the Target Settlement Date, then either party may refer the remaining issues in dispute to (i) a nationally-recognized independent accounting firm as mutually agreed by Buyer and Seller; or (ii) absent such agreement, by the Dallas, Texas office of the American Arbitration Association (the “Accounting Consultant”). If such issues in dispute are submitted to the Accounting Consultant for resolution, Seller and Buyer will each enter into a customary engagement letter with the Accounting Consultant at the time the issues in dispute are submitted to the Accounting Consultant. Within ten (10) days of the appointment of the Accounting Consultant, Seller and Buyer shall each present the Accounting Consultant with its position on the issues in dispute with respect to the Final Settlement Statement, and all other supporting information that it deems relevant, with a copy to the other party. The Accounting Consultant shall not have been employed by either party or its Affiliates within the 5-year period preceding the arbitration. The Accounting Consultant, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder. All communications by or on behalf of either party and the Accounting Consultant shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or at a meeting or conference call to which the representatives of both parties have been invited and of which such parties have been provided at least 5 days’ written notice. Within 10 days of appointment of the Accounting Consultant, each of Seller and Buyer shall present the Accounting Consultant with its position with respect to the disputed items, and all other supporting information that it desires, with a copy to the other party. The Accounting Consultant shall also be provided with a copy of this Agreement. Within 45 days after receipt of such materials and after receipt of any additional information required by the Accounting Consultant, the Accounting Consultant shall make its determination, which shall be in accordance with the terms of this Agreement and by selecting the position of either Seller or Buyer for each of the issues presented to the Accounting Consultant, and such determination shall be final and binding upon the parties, without right of appeal, absent manifest error. The Accounting Consultant may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Consultant.

(b) If issues disputed by Buyer in the Dispute Notice have not been resolved by the parties and neither party has referred the issues to the Accounting Consultant by two hundred forty (240) days following Closing, Seller’s determinations with respect to all such adjustments that remain in dispute shall prevail and shall be final and binding on the parties.

(c) If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer prior to the Target Settlement Date or is deemed agreed pursuant to the foregoing or Section 2.3.1(b) (or determined by the Accounting Consultant pursuant to Section 2.3.1(a)), the Final Settlement Statement and such final adjusted Purchase Price (the “Final Price”) shall be final and binding on the parties. Any difference in the adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party on or before the date that is ten (10) days following agreement or deemed agreement (such date, the “Final Payment Date”) to the owed party. All amounts paid or transferred pursuant to this Section 2.3.1 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party.

2.3.2 Further Revenues and Expenses. After the completion of the post-Closing adjustments under Section 2.3.1: (a) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party; and (b) if either party pays expenses that are the responsibility of the other party under this Agreement, then the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving reasonably satisfactory evidence of such payment; provided, however, neither party shall be obligated to reimburse the other party for any such expense in excess of $10,000 unless such party has been consulted about the expense prior to payment. If a party receives an invoice of an expense or obligation that is owed by the other party, such party receiving the invoice shall promptly forward such invoice to the party obligated to pay the same and if an invoice or other evidence of an obligation is received by a party is partially an obligation of both Seller and Buyer, then the parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. If Buyer receives monies from a third Person that Seller also paid to Buyer as part of Final Settlement Statement, Buyer shall reimburse Seller for such within ninety (90) days after the end of the month in which Buyer received such monies. Notwithstanding anything herein to the contrary, from and after the first anniversary of the Closing Date, Seller shall have no liabilities or obligations with respect to pre-Effective Time Property Expenses or monies received related to post-Effective Time revenues or proceeds. Each of Seller and Buyer shall be permitted to offset any Property Expenses owed by such party to the other party pursuant to this Section 2.3.2 against amounts owing by the second party to the first party pursuant to this Section 2.3.2, but not otherwise.

2.4 Payment Method.

Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5 Principles of Accounting.

The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with accounting principles generally accepted in the petroleum industry, consistently applied, and applicable laws, rules and regulations.

2.6 Reporting Value of the Property.

Neither party will take any position in preparing financial statements, tax returns, reports to shareholders or a Governmental Authority, or otherwise, that is inconsistent with the allocation of value for the Property in Exhibit H, unless the parties otherwise agree in writing. The value assigned to each portion of the Property in Exhibit H is hereafter referred to as the “Allocated Value” of that portion of the Property.

2.7 Section 1031 Exchange.

Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Property as an exchange of like-kind property (an “Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code,” and the regulations promulgated thereunder, the “Treasury Regulations”), provided that the Closing shall not be delayed by reason of the Exchange. Each party agrees to use reasonable efforts to cooperate with the other party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37), or a wholly-owned subsidiary of an exchange accommodation titleholder that is treated as a disregarded entity for U.S. federal Income Tax purposes (an “EAT DRE”), to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder or EAT DRE, as the case may be, shall have taken all steps necessary to own the Property under applicable law. Each party acknowledges and agrees that neither an assignment of a party’s rights under this Agreement nor any other actions taken by a party or any other Person in connection with an Exchange shall release either party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other party) under this Agreement, and neither party makes any representations as to any particular tax treatment that may be afforded to any other party by reason of such assignment or any other actions taken in connection with an Exchange. Either party electing to treat the acquisition or sale of the Property as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other party, the party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other party but for the electing party’s Exchange election. The non-electing party shall not have any responsibility or liability to any Person on account of the Exchange and shall not be required to make any representations or warranties, assume any obligations, spend any out-of-pocket sums or acquire title to any other property in connection with the Exchange.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties.

By their execution of this Agreement, each of Seller and Buyer represent and warrant to the other party that the following statements are true and accurate as to itself, as of the Execution Date and the Closing Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.1.1 Legal Entity Authority. It is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite corporate, limited partnership or limited liability company (as applicable) power and authority to enter into and perform this Agreement and any transaction documents related hereto to which it is or will be a party.

3.1.2 Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its certificate of formation, by-laws, partnership agreement or other governing documents to fully authorize the execution and delivery of this Agreement and any transaction documents related hereto to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver pursuant hereto on or before the Closing Date: (a) have been, or (as applicable) at Closing will be, duly executed by its authorized representatives; (b) constitute its valid and legally binding obligations; and (c) upon execution, are enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Contractual Restrictions. Its execution, delivery and performance of this Agreement and any transaction documents related hereto to which it is or will be a party does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (a) the preferential right to purchase all or any portion of the Property; (b) required consents to transfer and related provisions;

(c) maintenance of uniform interest provisions; and (d) any other third Person approvals or consents contemplated in this Agreement.

3.1.5 No Violation of Other Legal Restrictions. Its execution, delivery and performance of this Agreement and all other related documents it is to execute and deliver on or before the Closing Date do not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to its Knowledge, threatened against it.

3.1.7 Brokers’ Fees. It has not incurred any obligation for brokers, finders or similar commissions or fees for which the other party would be liable.

3.1.8 No Restraining Litigation. There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority pending or, to its Knowledge, threatened in writing against it before any court or Governmental Authority that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2 Seller’s Representations and Warranties.

By its execution of this Agreement, Seller represents and warrants to Buyer that the following statements are true and accurate, in each case as of the Execution Date and the Closing Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.2.1 Lawsuits and Claims. To Seller’s Knowledge, except as disclosed in Schedule 3.2.1, there is no active lawsuit pending, nor any compliance order or similar governmental action pending or threatened in writing, before any court or Governmental Authority that: (a) would result in a material impairment or loss of title to any portion of the Property; (b) seeks the imposition of material damages with respect to the Property; or (c) would materially hinder or impede the operation of the Property, excepting, in each case, any Adverse Environmental Conditions, the exclusive remedy for which is set out in Section 5.3.

3.2.2 Preferential Rights and Hard Consents. To Seller’s Knowledge, except (a) as disclosed in Schedule 3.2.2, (b) for consents and approvals from any Governmental Authority for the assignment (directly or indirectly) of the Property to Buyer that are customarily obtained after such assignment, and (c) under contracts that are terminable upon 90 days’ or less notice without payment of any termination fee, Seller’s interest in the Property is not subject to any Preferential Right or Hard Consent.

3.2.3 Tax Matters. To Seller’s Knowledge, except as disclosed in Schedule 3.2.3:

(a) all material Asset Taxes and Severance Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such taxes, or, in either case, such taxes are currently being contested in good faith by Seller;

(b) all tax returns relating to or prepared in connection with material Asset Taxes and material Severance Taxes that are required to be filed by Seller on or before the date on which this representation is made or deemed made in connection with its ownership or operation of the Property have been duly and timely filed by Seller, and all such tax returns are correct and complete in all material respects; and

(c) there are no encumbrances for taxes on Seller’s interest in the Property, other than Permitted Encumbrances.

3.3 Buyer’s Representations and Warranties.

By its execution of this Agreement, Buyer represents and warrants to Seller that the following statements are true and accurate, as of the Execution Date and the Closing Date, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.3.1 Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Property, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) able to bear the economic risks associated with the Property, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) except for the representations and warranties of Seller expressly set forth in Sections 3.1 and 3.2, acknowledges that there are no representations or warranties, express, statutory or implied, as to the Property and that Buyer, its Affiliates, and their respective representatives have relied or shall rely solely on their own independent investigation and evaluation of the Property and the advice of their own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement, (ii) except for the representations and warranties of Seller expressly set forth in Sections 3.1 and 3.2, Buyer, its Affiliates, and their respective representatives have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, express or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of Seller, its Affiliates, or their respective representatives as to any matter concerning the Property or this Agreement or the transactions contemplated thereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer, its Affiliates, or any of their respective representatives in connection with this Agreement or the transactions contemplated thereby (including, for the avoidance of doubt, any comments, statements, projections, forecasts, plans, budgets, presentations, or other materials made or given on behalf of Seller or any of its Affiliates), (iii) has satisfied or shall satisfy itself through the representations, warranties, covenants and agreements set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and all other matters affecting the Property, and (iv) specifically disclaims that Buyer, its Affiliates, and their respective representatives are relying upon or have relied upon any representations or warranties that may have been made by any Person (other than Seller in Sections 3.1 and 3.2), and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representations and warranties. Buyer and its representatives have had reasonable and sufficient access to documents, other information and materials as they consider appropriate to make their evaluations.

3.3.2 Qualification. Buyer is now, or at Closing will be, and thereafter will continue to be, qualified to own any oil, gas and mineral leases and assume operatorship of oil, gas and mineral leases, wells and other types of facilities that make up the Property within the state(s) in which the Property is located. Consummating the transaction contemplated in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation. To the extent required by any applicable laws, Buyer shall, as of the scheduled Closing Date, (a) hold all lease bonds, well bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable laws governing the ownership and operation of the Property, (b) be in compliance with the regulations of Governmental Authority with jurisdiction over the Property that could affect Buyer’s ability to own and operate the Property as of Closing and (c) have filed any and all required reports necessary for such ownership and operation with all Governmental Authority having jurisdiction over such ownership and operation.

3.3.3 Securities Laws and Buyer’s Other Dealings. Buyer has complied with all federal and state securities laws applicable to Buyer in regard to the purchase and sale of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933. Except for traditional mortgage financing from reputable financial institutions, Buyer has not sought or solicited, nor is Buyer participating with, investors, partners (other than owners of Buyer) or other third Persons in order to fund the Purchase Price or the Deposit and to close this transaction.

3.3.4 Financing. As of both the Execution Date and Closing, Buyer has sufficient cash in immediately available funds with which to make the Deposit and pay the Purchase Price, consummate the transaction contemplated by this Agreement and perform its obligations under this Agreement and the closing documents to be delivered by Buyer at Closing.

3.3.5 No Knowledge. As of the Execution Date, Buyer has no knowledge of any Title Defect, Adverse Environmental Condition or any other fact or circumstance that would result in the breach of any representation, warranty or covenant of Seller hereunder. At Closing, Buyer and its Affiliates shall be deemed to have knowledge of all facts contained in the electronic or virtual data room hosted by Seller or one of its Affiliates containing documents and information relating to the Property made available to Buyer on behalf of Seller (the “VDR”) and in such other materials, documents, and information provided or made available to Buyer or any of its representatives in connection with the transactions contemplated by this Agreement. BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF THE INFORMATION CONTAINED IN THE VDR OR ANY OTHER MATERIALS, DOCUMENTS, OR INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BY SELLER OR ANY OTHER PERSON AND AT COMMON LAW, BY STATUTE, OR OTHERWISE, EXCEPT FOR CLAIMS IN ACCORDANCE WITH THE EXPRESS TERMS OF THIS AGREEMENT OR OTHER TRANSACTION DOCUMENTS, WHICH SHALL BE NOT LIMITED BY ANY KNOWLEDGE.

3.4 Representations and Warranties Exclusive.

All representations and warranties contained in this ARTICLE 3 are exclusive and are given in lieu of all other representations and warranties, express or implied.

3.5 Limitation as to Environmental Matters.

Notwithstanding anything herein to the contrary, the warranties and representations of Seller in this Agreement do not extend to environmental matters, regulatory permits, Plugging and Abandonment Obligations, compliance with Environmental Laws, or environmental Claims pertaining to the ownership or operation of the Property. All liabilities and obligations of Seller and Buyer with respect to environmental matters, regulatory permits, Plugging and Abandonment Obligations, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Property will be governed solely and exclusively by the provisions of Section 5.3, Section 7.1, Section 7.2, Section 7.3 and applicable provisions of ARTICLE 8.

3.6 Limitations as to Title Matters.

Notwithstanding anything herein to the contrary, the warranties and representations of Seller in this ARTICLE 3 do not extend to any matter that could be considered to be a Title Defect under this Agreement. All liabilities and obligations of Seller and Buyer with respect to Title Defects will be governed solely and exclusively by the provisions of Section 5.6.

3.7 Purpose of Schedules.

The information provided in the Schedules is being provided solely for the purpose of limiting the representations and warranties by Seller to Buyer. Seller does not assume any responsibility to any Person that is not a party hereto for the accuracy of any information provided in the Schedules or otherwise herein. The inclusion of any information in any Schedule will not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed in such Schedule. Any information included in a Schedule will be deemed to be incorporated into all other Schedules to the extent such information is relevant to any other Schedule.

ARTICLE 4
DISCLAIMER OF WARRANTIES

4.1 Special Warranty of Title; Encumbrances.

OTHER THAN THE SPECIAL WARRANTY, SELLER WILL CONVEY THE LEASES AND WELLS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, LIENS, ENCUMBRANCES AND SURFACE RIGHTS, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED. IT IS UNDERSTOOD AND AGREED THAT ANY STATEMENT OF INTERESTS IN THE EXHIBITS OR SCHEDULES TO THIS AGREEMENT OR IN THE ASSIGNMENT DOCUMENTS TO BE EXECUTED AT CLOSING IS NOT A WARRANTY OR REPRESENTATION BY SELLER REGARDING SELLER’S OWNERSHIP INTEREST IN THE PROPERTY. SELLER MAKES NO REPRESENTATION REGARDING, AND SHALL HAVE NO LIABILITY FOR, ANY FAILURE TO MAINTAIN ANY LEASE OR PORTION THEREOF IN ACCORDANCE WITH ITS TERMS. SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT SELLER OWNS THE EASEMENTS, THAT THEY ARE IN FORCE AND EFFECT, THAT THEY MAY BE ASSIGNED OR THAT THEY ARE CONTIGUOUS.

4.2 Condition and Fitness of the Property.

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER WILL CONVEY THE PROPERTY TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO: (a) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY; (b) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE; OR (c) FREEDOM FROM OTHER DEFECTS, INCLUDING ANY ADVERSE ENVIRONMENTAL CONDITIONS. BEFORE CLOSING, BUYER HAS INSPECTED, WILL INSPECT OR HAS OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND, SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE 5, WILL ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO: (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN,

UNDER OR ATTRIBUTABLE TO THE PROPERTY (INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES); (ii) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iii) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE PROPERTY; (iv) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (v) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF; (vi) THE OBLIGATION TO PLUG AND/OR ABANDON ANY WELL; OR (vii) THE EXISTENCE OR NONEXISTENCE OF ANY ADVERSE ENVIRONMENTAL CONDITIONS, INCLUDING THE PRESENCE OF WASTE MATERIALS (WHETHER TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS OR OTHERWISE) OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED WELLS, PUMPS, PITS, PIPELINES OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY BUYER’S ENVIRONMENTAL ASSESSMENT. UPON THE OCCURRENCE OF CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER WITHOUT RECOURSE AGAINST SELLER OR ANY OF ITS AFFILIATES. EFFECTIVE AS OF CLOSING, BUYER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES THE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL LOSSES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE PROPERTY OR ANY VIOLATION BY SELLER, BUYER OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE EXTENT SUCH RELATES TO THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAWS, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL AUTHORITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL LAWS. BUYER IS AWARE THAT THE PROPERTY HAS BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON OR UNDER THE LANDS COVERED BY THE MINERAL INTERESTS OR LEASES (OR LANDS COMMUNITIZED, UNITIZED, POOLED OR ASSOCIATED THEREWITH). EQUIPMENT AND SITES INCLUDED IN THE PROPERTY MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE MINERAL INTERESTS, LEASES OR LANDS COMMUNITIZED, UNITIZED, POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY THE MINERAL INTERESTS, LEASES OR LANDS COMMUNITIZED, UNITIZED, POOLED OR ASSOCIATED THEREWITH. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM THE PROPERTY.

4.3 Property Subject to Federal Authority.

THE PARTIES ACKNOWLEDGE THAT CERTAIN PORTIONS OF THE PROPERTY ARE LOCATED ON LANDS OWNED AND/OR CONTROLLED BY THE UNITED STATES GOVERNMENT (SUCH PORTIONS OF THE PROPERTY, THE “FEDERAL PROPERTIES”) AND, SELLER WILL CONVEY THE FEDERAL PROPERTIES TO BUYER SUBJECT TO ALL LAWS,

REGULATIONS, RULES, DECREES, ORDERS, DECISIONS, AND PRONOUNCEMENTS, WHETHER PERMANENT OR TEMPORARY IN NATURE, OF GOVERNMENTAL AUTHORITIES HAVING JURISDICTION OVER THE FEDERAL PROPERTIES, INCLUDING THE DEPARTMENT OF THE INTERIOR AND THE BUREAU OF LAND MANAGEMENT (SUCH REGULATORY AUTHORITY, COLLECTIVELY, “FEDERAL AUTHORITY”). ADDITIONALLY, THE PARTIES ACKNOWLEDGE THAT FOLLOWING CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE NATURE AND/OR APPLICATION OF FEDERAL AUTHORITY MAY CHANGE IN A MANNER (WHETHER SUBSTANTIVE, PROCEDURAL, OR BOTH) THAT IMPEDES OR OTHERWISE ADVERSELY AFFECTS ACTIVITIES ON AND OPERATION OF THE FEDERAL PROPERTIES, INCLUDING DECISIONS BY OR ATTRIBUTABLE TO FEDERAL AUTHORITY WITH RESPECT TO LEASING LANDS FOR OIL AND GAS EXPLORATION AND DEVELOPMENT OR PERMITTING OIL AND GAS EXPLORATION OR DEVELOPMENT ACTIVITIES ON SUCH LANDS. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO, AND DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS CONCERNING, ANY FEDERAL AUTHORITY’S APPROVAL OR PERMIT CONCERNING OPERATION OR DEVELOPMENT OF THE FEDERAL PROPERTIES.

4.4 Information about the Property.

THE PARTIES EACH DISCLAIM, AND RELEASE ONE ANOTHER FROM, ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ADVISOR, MANAGER, ENGINEER OR ENGINEERING FIRM, TRUSTEE, ATTORNEY, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY OR OTHER AGREEMENT PREVIOUSLY EXECUTED BY ANY PARTY WITH RESPECT TO THE PROPERTY. NEITHER SELLER NOR ANY OTHER PERSON OR ENTITY MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY OR ON BEHALF OF SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND BUYER HAS NOT RELIED ON SUCH DATA, BUT BUYER HAS BEEN ADVISED BY AND HAS RELIED SOLELY ON ITS OWN EXPERTISE AND LEGAL, TAX, RESERVOIR ENGINEERING, ENVIRONMENTAL CONSULTING AND OTHER PROFESSIONAL COUNSEL CONCERNING THIS TRANSACTION, THE PROPERTY AND THE VALUE THEREOF.

4.5 Other Disclaimers by Seller.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE 3 AND ARTICLE 5 OF THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF ANY KIND, INCLUDING AS TO (a) TITLE TO ANY OF THE PROPERTY, (b) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTY, (c) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PROPERTY, (d) ANY ESTIMATES

OF THE VALUE OF THE PROPERTY OR FUTURE REVENUES GENERATED BY THE PROPERTY, (e) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE PROPERTY, (f) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTY, (g) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PERSONS WITH RESPECT TO THE PROPERTY, (h) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR FURNISHED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (i) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OF THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE PROPERTY, RIGHTS OF A BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR RIGHTS OF A BUYER UNDER DECEPTIVE TRADE PRACTICE STATUTES, CONSUMER PROTECTION STATUTES OR OTHER SIMILAR STATUTES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE ACQUIRING THE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

ARTICLE 5
DUE DILIGENCE REVIEW OF THE PROPERTY

5.1 Confidentiality.

Buyer shall keep confidential all information made available to Buyer during due diligence in accordance with that certain Confidentiality Agreement entered into by and between Buyer and Seller in connection with the VDR (the “Confidentiality Agreement”). Buyer shall take all reasonable steps necessary to ensure that Buyer’s authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect (including the Confidentiality Agreement), and Buyer shall be responsible for any violation hereof or thereof by any of its representatives.

5.2 Physical Inspection.

Before Closing and upon reasonable prior notice to Seller (and notice and consent of the operator(s) of any of the Property not operated by Seller or its Affiliates), and subject to the indemnity provisions of Section 8.3.5, Seller will permit Buyer and its representatives, at their sole risk and expense, to conduct reasonable visual inspections of the Property as may be necessary or appropriate to determine the environmental condition of the Property at times approved by Seller. Seller may have a representative present at all times during Buyer’s inspections of the Property, including during any Phase I Environmental Assessment conducted by or on behalf of Buyer. In conducting any assessment or inspection of the Property, Buyer shall not operate any equipment or (except with the prior written consent of Seller and any third-Person operator, which consent may be withheld in Seller’s or such third-Person operator’s sole discretion) conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for hazardous substances or NORM). BUYER SHALL REPAIR ANY DAMAGE TO THE

PROPERTY RESULTING FROM ITS INSPECTION AND SHALL INDEMNIFY, DEFEND, RELEASE AND HOLD THE SELLER INDEMNIFIED PARTIES (DEFINED BELOW) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (DEFINED BELOW) ARISING FROM OR IN ANY WAY RELATED TO BUYER AND ITS REPRESENTATIVES INSPECTING OR OBSERVING THE PROPERTY AND SELLER’S RECORDS PURSUANT TO THIS ARTICLE 5, INCLUDING CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF ANY PERSON(S) AND DAMAGE TO REAL OR PERSONAL PROPERTY, REGARDLESS OF FAULT. Any such entry onto the Property is subject to all third-Person restrictions, if any, and to Seller’s safety, health and environmental policies and procedures, including drug, alcohol and firearms restrictions, and shall be at Buyer’s sole risk and expense. Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Property with Seller and all third-Person operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such third-Person operator. During all periods that Buyer or any of its representatives are on the Property or are in Seller’s or any of its Affiliates’ offices, Buyer shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (a) be primary insurance, (b) list the Seller Indemnified Parties as additional insureds, (c) waive subrogation against the Seller Indemnified Parties and (d) provide for 10 Business Days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Property.

5.3 Environmental Assessment.

5.3.1 Inspection. Prior to Closing, Buyer will have the right to conduct a Phase I Environmental Assessment of the Property, subject to the terms set forth in Section 5.2 and this Section 5.3. The Phase I Environmental Assessment may be conducted by Buyer or by Buyer’s agent or representative, such agent or representative to be mutually acceptable to Seller and Buyer (the “Inspector”). For purposes of this Agreement, a “Phase I Environmental Assessment” means a site visit to visually inspect the Property. A Phase I Environmental Assessment shall not include, and Buyer shall not conduct, or cause to be conducted, during any inspection of the Property, any soil or groundwater sampling, surface testing, boring, drilling or subsurface testing of any kind. Buyer will promptly provide a copy of the Inspector’s final Phase I Environmental Assessment to Seller, including all final reports, data, and conclusions of the Inspector. Notwithstanding anything herein to the contrary, for anything other than a Phase I Environmental Assessment, Buyer must obtain Seller’s prior written consent (which consent may be withheld in Seller’s sole discretion) and any third-Person operator’s consent as to the scope of any proposed environmental assessment, including testing protocols. Seller or Seller’s designee(s) shall have the right to be present during any stage of any inspection or assessment by Buyer on the Property.

5.3.2 Inspection Results. In addition to Buyer’s confidentiality obligations in Section 12.3, Buyer agrees not to disclose the Inspector’s Phase I Environmental Assessment or any written reports, data and conclusions of the Inspector (including any drafts) (the “Inspection Results”) or any Seller information reviewed during the Phase I Environmental Assessment to third Persons without the prior written agreement of Seller, except as required by law or by the order of a court or regulatory agency, provided that Buyer shall notify Seller in writing not less than 48 hours prior to making any such required disclosure. This confidentiality obligation shall be effective until the Closing Date. If Closing does not occur, this confidentiality obligation shall continue and the Inspection Results shall be deemed the property of Seller and Buyer shall provide any remaining copies of the Inspection Results to Seller or promptly destroy such copies.

5.3.3 Notice of Adverse Environmental Conditions. Prior to Closing, Buyer will review the Inspection Results for the Property and determine, based on the Inspection Results and such other information as may be available to Buyer, if any Adverse Environmental Conditions exist with respect to any of the Wells. Buyer shall notify Seller in writing of any Adverse Environmental Condition it discovers with respect to any of the Wells as soon as reasonably practicable after its discovery, but in no event later than 5:00 p.m. Central Time on the date that is 45 days following the Execution Date (the “Environmental Claim Date”). To be effective, such notice must be in writing and must include: (a) a detailed description of the alleged Adverse Environmental Condition; (b) the Well(s) affected; (c) the Allocated Value of the Wells subject to the alleged Adverse Environmental Condition; (d) all data and information in Buyer’s and/or the Inspector’s possession or control, including a copy of the Inspection Results, limited to the Wells subject to the Adverse Environmental Condition; (e) supporting documents reasonably necessary for Seller to verify the existence of the asserted Adverse Environmental Condition; (f) the specific Environmental Laws that is applicable to the Adverse Environmental Condition and the violation of such Environmental Laws; and (g) the estimated Environmental Defect Value attributable thereto. The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the present value as of the Closing Date of the cost (net to Seller’s interest) of the lowest cost remediation of such Adverse Environmental Condition that is reasonably effective and available and in compliance with Environmental Laws (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws; which may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified Adverse Environmental Condition (the “Standard”); provided, however, the Environmental Defect Value shall not include (i) the costs of Buyer’s and/or its Affiliates’ employees, (ii) expenses for matters that are ordinary costs of doing business regardless of the presence of an Adverse Environmental Condition (by way of example, and without limitation, those costs that would ordinarily be incurred in the day-to-day operations of the Property or in connection with permit renewal or amendment activities), (iii) overhead costs of Buyer and/or its Affiliates, (iv) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and/or disposal of any asbestos, asbestos-containing materials or NORM, or (v) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the remediation action is being undertaken. The term “Adverse Environmental Condition” means and includes, with respect to any of the Wells: (a) the failure of the Wells to be in compliance with applicable Environmental Laws as of the Effective Time in the jurisdiction to which the affected Wells are subject; or (b) any hazardous materials have been released and are present at any Wells in violation of Environmental Laws; provided, however, an Adverse Environmental Condition shall not include (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well”, (ii) the fact that a pipe is temporarily not in use, (iii) any obligation or requirement to plug or abandon any Wells, (iv) the removal, abandonment or decommissioning of any facilities, structure, pipeline, or equipment, (v) the clearance, remediation or restoration of the lands or any groundwater and water bottoms, (vi) the presence of NORM, asbestos and asbestos-containing materials and/or (vii) except with respect to equipment (A) that causes or has caused any environmental pollution, contamination or degradation where remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (B) the use or condition of which is a violation of Environmental Laws in effect as of the Effective Time, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment. The term “Environmental Laws” means any statute, law, ordinance, rule, regulation, code, order, injunction or decree issued by any Governmental Authority in effect on or before the Effective Time relating to the prevention of pollution, the preservation of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of exposure to hazardous or toxic substances, including the federal Oil Pollution Act (OPA), the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the federal Resource Conservation and Recovery Act (RCRA) the federal Clean Water Act, the Toxic Substances

Control Act, and the Hazardous Materials Transportation Act, and the rules, regulations, ordinances, orders and governmental directives of Governmental Authority implementing such statutes. Buyer shall be deemed to have conclusively waived, and Seller shall have no liability for, all Adverse Environmental Conditions of which Seller has not been given timely notice on or before the Environmental Claim Date in accordance with the requirements of this Section 5.3.3.

5.3.4 Remedies for Uncured, Unwaived Adverse Environmental Conditions.

(a) Subject to Seller’s continuing right to dispute the existence of an Adverse Environmental Condition and/or the Environmental Defect Value asserted with respect thereto and subject to the Environmental Threshold and the Aggregate Environmental Defect Deductible, for each Adverse Environmental Condition identified prior to the Environmental Claim Date as provided in Section 5.3.3 that (i) Seller does not elect to attempt to remediate or (ii) Seller elects to attempt to remediate and fails to remediate within sixty (60) days after Closing, Seller may elect, at its sole option, with notice to Buyer, and without prejudice to Seller’s position as to the existence or nature of or cost to remediate such Adverse Environmental Condition to the Standard, to:

(i) indemnify Buyer against all Losses resulting from such Adverse Environmental Condition pursuant to an indemnity agreement in a form mutually agreeable to the parties, in which event the Purchase Price shall not be reduced and the affected Property shall be transferred to (or if after Closing, retained by) Buyer notwithstanding and subject to such Adverse Environmental Condition;

(ii) subject to the remaining provisions of this Agreement, transfer the affected Property to Buyer at Closing and reduce the Purchase Price by an amount equal to the Environmental Defect Value, net to Seller’s interest in the affected Property, but in no event shall such reduction exceed the Allocated Value of the affected Property; or

(iii) retain the affected Property and related Property and reduce the Purchase Price by the Allocated Value thereof and such related Property.

Should Seller fail to timely exercise any of the three options stated above, then Section 5.3.4(a)(i) shall apply.

(b) Notwithstanding anything to the contrary in this Section 5.3, Buyer shall have no remedy hereunder for any Adverse Environmental Condition unless: (i) the Environmental Defect Value for such Adverse Environmental Condition exceeds $100,000 per Well, net to Seller’s interest in the allegedly affected Well (the “Environmental Threshold”); and (ii) the aggregate Environmental Defect Values for the Adverse Environmental Conditions with Environmental Defect Values exceeding the Environmental Threshold exceeds 5% of the unadjusted Purchase Price, and then only to the extent such amount exceeds 5% of the unadjusted Purchase Price (the “Aggregate Environmental Defect Deductible”) after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Adverse Environmental Condition in excess of such Aggregate Environmental Defect Deductible (after reducing the value of each such Adverse Environmental Condition by the Environmental Threshold). For the avoidance of doubt, the Environmental Threshold shall be applied on an Adverse Environmental Condition by Adverse Environmental Condition basis, and in no event shall any similar Adverse Environmental Conditions at multiple locations be aggregated, each of which shall be a separate individual Adverse Environmental Condition. Further, if Seller elects to exclude Property affected by an Adverse Environmental Condition from the transactions contemplated hereby pursuant to the remedy set forth in Section 5.3.4(a)(iii) or indemnify Buyer with respect to any Adverse Environmental Condition pursuant to the remedy set forth in Section 5.3.4(a)(i), then, after such election, the Environmental Defect Value for such Adverse Environmental Condition and related Purchase Price adjustment relating to such excluded Property or such Property for which Seller has provided an indemnity to Buyer will not be counted towards the Aggregate Environmental Defect Deductible or for purposes of Section 5.8.

5.3.5 Exclusive Remedy. The remedies set forth in this Section 5.3 are the sole and exclusive remedies of Buyer with respect to any Adverse Environmental Condition (and all Environmental Obligations arising out of any such Adverse Environmental Condition) attributable to the ownership or operation of the Property by Seller or any of its Affiliates of any tier prior to the Effective Time, or the condition of the Property prior to the Effective Time, regardless of whether Buyer notifies Seller of any such Adverse Environmental Condition. Seller shall have no liability to Buyer for any such Adverse Environmental Condition (or its related Environmental Obligations) if Buyer fails to properly notify Seller as provided in Section 5.3.3.

5.4 Bonding Requirements.

5.4.1 Governmental and Third Party Bonds. The parties understand that none of the bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Property will be transferred to Buyer. On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities as well as any other bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees, and other securities required by any Governmental Authority or other Person in order for Buyer to be transferred, own and, if applicable, operate the Property, and shall cause, effective as of the Closing, the cancellation or return to Seller of the bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities posted by Seller or its Affiliates.

5.4.2 Performance Bond.

(a) As a condition of Closing, Buyer will deliver to Seller at Closing an irrevocable performance bond in the amount of $15,000,000 in favor of Seller (the “Performance Bond”) as evidence of Buyer’s financial security to guarantee Buyer’s obligations provided in Section 7.2. The Performance Bond shall be in a form substantially similar to the form attached as Exhibit L, issued by a financial institution acceptable to Seller, as surety, being one with an A.M. Best Financial Strength Rating of “A” and an A.M. Best’s Financial Size Category of XII.

(b) Upon occurrence of any of the following, Seller may draw on the Performance Bond, in whole or in part, without prior notice to Buyer: (a) Seller is required in any manner to perform or fund any Plugging and Abandonment Obligations, whether pursuant to an order or directive issued by a Governmental Authority or otherwise; (b) Buyer is in default of any Plugging and Abandonment Obligation and Seller has opted to perform or fund any or all such obligations of Buyer (provided, however, nothing herein shall be construed as imposing an obligation upon Seller to so perform or fund); or (c) Buyer commences proceedings or has proceedings commenced against it (which proceedings are not stayed within twenty-one (21) days of service thereof on Buyer) in the nature of bankruptcy resulting from the insolvency or its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator or its undertakings or assets. A reorganization bankruptcy such as a Chapter 11 shall not be an event of default if Buyer does not reject the Plugging and Abandonment Obligations, the Performance Bond remains in place and Buyer is not in default of any Plugging and Abandonment Obligations.

(c) Seller shall release the Performance Bond in favor of Seller on or before the date that is one hundred and twenty (120) days from the date of receipt of evidence reasonably satisfactory to it that Buyer has performed all obligations to abandon, restore and remediate the Property contemplated by Section 7.2. For purposes of this Section 5.4 and Section 7.2, evidence that a Plugging and Abandonment Obligation has been performed shall include written documentation as may be provided by any Governmental Authority under applicable law to reflect completion of a Plugging and Abandonment Obligation (including, without limitation, forms and documentation related to plugging and abandonment activities, decommissioning activities, site clearance activities and pipeline abandonment or removal activities and completion of remediation activities). Until such time as all of the Plugging and Abandonment Obligations with respect to the Property have been performed, Seller reserves access rights to the Property for the limited purpose of performing, documenting and/or verifying the Plugging and Abandonment Obligations, as needed.

(d) The provisions of this Section 5.4.2 are (i) binding on all successors and assigns of Buyer with respect to any of the Property and (ii) covenants running with the Property. For the avoidance of doubt, in the event Buyer sells, assigns or otherwise transfers less than all of the Wells to a transferee, the transferee shall be required to obtain a Performance Bond as set forth herein with respect to such transferee shall apply as to the Property so sold, assigned or otherwise transferred, but shall not relieve Buyer’s obligation to maintain the Performance Bond as to any Property it retains.

5.4.3 Replacement Merit Bond. Without limiting Buyer’s obligations under Section 5.4.2 in any way, upon the later of Closing and receipt of the Merit Consent (as defined below), Buyer will provide a replacement bond for the Merit Bond (as defined below) that pertains to the portion of the Property covered by the Merit Bond and that is substantially the same in form and substance as that set forth in Schedule 5.4.3 (the “Replacement Merit Bond”). For ease of reference, such form has been included in Schedule 5.4.3 and its terms are incorporated by reference herein. The parties will each use commercially reasonable efforts to (i) have Merit release the Merit Bond and Seller from its obligation under the Merit PSA to provide the Merit Bond and (ii) allow Buyer to post the Replacement Merit Bond ((i) and (ii) collectively, the “Merit Consent”). If the Merit Consent has not been obtained prior to Closing, then, until the Merit Consent is obtained, (a) Seller will keep the Merit Bond in place pursuant to the terms of the Merit PSA, (b) Buyer will provide to the surety bonding company providing the Merit Bond such indemnities and credit support as are necessary to allow Seller to maintain the Merit Bond and (c) Buyer will be responsible for any and all reasonable and documented out-of-pocket costs incurred by Seller in maintaining the Merit Bond from and after the Closing. After the Merit Consent is obtained, Buyer shall be responsible for maintaining the Replacement Merit Bond. As used in this paragraph, (y) “Merit Bond” means the “Performance Bond” (as defined in the Merit PSA) posted by Seller to Merit and maintained by Seller as required under Section 7.10 of the Merit PSA, and (z) “Merit PSA” means that certain Purchase and Sale Agreement, dated as of November 8, 2013, by and among Merit Management Partners I, L.P., et al., as sellers (collectively, “Merit”), and MorningStar Partners, LP, as buyer.

5.5 Preferential Rights and Consents to Assign.

5.5.1 Notices to Holders.

(a) If Seller’s right to convey any of the Property to Buyer is subject to third Person preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or third Person consents to assign or similar rights, excluding consents ordinarily obtained after Closing (collectively, “Consents”), then, as soon as reasonably practical after the Execution Date (unless delayed by Buyer’s review, as provided below) Seller shall: (i) notify the holders of the Preferential Rights and Consents that it intends to transfer the Property to Buyer; (ii) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Property to which they are entitled; (iii) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Property and (iv) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Property to Buyer. In no event shall Seller be required to incur any liability or pay any money in order to obtain any such waiver or consent. Buyer shall cooperate with Seller in seeking to obtain such waivers of Preferential Rights and Consents and will provide any additional collateral or security to meet reasonable financial requirements demanded by counterparties in order to obtain consents from such counterparties.

(b) Before Closing, Seller shall notify Buyer whether: (i) any Preferential Rights are exercised or waived; (ii) any Consents are granted or denied or cannot be obtained before Closing; or (iii) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

(c) If any Preferential Rights are exercised, the portion of the Property burdened by the exercised Preferential Right shall be excluded from the Property to be transferred to Buyer under this Agreement and in such event, Seller shall be entitled to all proceeds paid by any Person exercising such Preferential Right, and the Purchase Price shall be adjusted by the Allocated Value of the excluded portion of the Property. Seller will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied, except for the Purchase Price adjustment herein provided. Buyer shall be obliged to close on all other portions of the Property, subject to Section 5.5.2. If such holder of such Preferential Right thereafter fails to consummate the purchase of the Property subject to such Preferential Right in accordance with the terms thereof, (i) Seller shall so notify Buyer, (ii) Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, such Property that were so excluded from the Property to be assigned to Buyer at Closing, for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Property and on the same other terms of this Agreement, including the adjustments in accordance with Section 2.2.2 and Section 2.2.3, and (iii) Seller shall assign to Buyer such Property so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

5.5.2 Remedies.

(a) Preferential Rights. Before Closing, if any Preferential Right has not been waived or exercised in accordance with its terms, and the time period for such exercise has not expired, the parties shall proceed to Closing as to the portion of the Property burdened by such Preferential Rights without adjustment to the Purchase Price, subject to the further obligations of Buyer set forth in this Section 5.5.2(a) in the event such Preferential Rights are ultimately exercised after Closing. After Closing, if: (i) any holder of Preferential Rights has alleged or alleges improper notice of sale; (ii) Seller or Buyer discover, or any third Person alleges, the existence of additional Preferential Rights; or (iii) the time period for exercise of any Preferential Right did not expire before Closing, then, in each case, Seller and Buyer will attempt to obtain waivers of such Preferential Rights. If Seller and Buyer are unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, or the third Person ultimately establishes and exercises its rights, then Buyer shall re-convey the affected Property to Seller in order that Seller may satisfy all such Preferential Rights obligations and Seller shall refund to Buyer the Allocated Value of such Property.

(b) Consents.

(i) Before Closing, Seller shall use reasonable efforts (which shall not require the payment of money) to obtain all Consents. If Seller is unable to obtain a Consent (other than a Hard Consent), then Seller and Buyer shall proceed to Closing as to the portion of the Property affected by the un-obtained Consent without adjustment to the Purchase Price, subject to the further obligations of Seller and Buyer set forth in this Section 5.5.2(b). After Closing, Seller shall attempt to obtain any un-obtained Consents (which shall not require the payment of money), including Consents alleged by third Persons or identified after Closing, and Buyer shall provide reasonable assistance to Seller. If Seller is unable to obtain such Consents on or before the Final Settlement Date, then Buyer shall retain ownership of the affected portion of the Property.

(ii) If Seller fails to obtain a Consent prior to Closing and the failure to obtain such consent would cause (or give the lessor or grantor the right to cause) (A) the assignment of the Lease affected thereby to Buyer to be void or (B) the termination of the Lease affected thereby under the express terms thereof, but excluding in all cases any applicable consents or approvals where the holder of such right may not unreasonably withhold its consent or approval (each, a “Hard Consent”), then, in each such case, the affected portion of the Property shall be excluded from the Property to be acquired by Buyer at Closing hereunder but the Purchase Price shall not be reduced and such Property shall be held and operated by Seller for the benefit of Buyer in accordance with this Section 5.5.2, and Seller shall provide Buyer with the economic benefits, and Buyer shall assume and be responsible for, as Buyer’s Assumed Obligations, all Property Expenses and Losses associated with such Property for all purposes, as if such Property had been assigned to Buyer at Closing, and such Property shall be deemed to be assets of Buyer for all purposes hereunder (including U.S. federal income tax purposes, to the extent permitted by applicable law). Seller will promptly pay Buyer, when received, all monies received by Seller in connection with the ownership and operation of any such Property or any claim or right or any benefit arising thereunder, and Buyer will pay or assume any Property Expenses or Losses in connection with the ownership and operation of such Property promptly after receipt of notice from Seller with respect to the same. In the event that any such Hard Consent (with respect to Property excluded pursuant to this Section 5.5.2) that was not obtained prior to the Closing Date is obtained following the Closing Date, then, within ten (10) Business Days after such Hard Consent is obtained, (i) Seller shall so notify Buyer, (ii) Seller shall assign to Buyer, on or before ten (10) Business Days following receipt of such notice, such Property that were so excluded from the due to the applicable Hard Consent, in substantially the same form as the Assignment.

(c) Limitation of Liability. Except to the extent that Buyer can establish that Seller failed to fulfill the obligations set forth above in this Section 5.5, Buyer shall DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS from and against all Claims, actions and causes of action whatsoever that arise out of the failure to obtain waivers of Preferential Rights or the failure to obtain Consents with respect to any transfer by Seller to Buyer of any portion of the Property and with respect to subsequent transfers REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF, OR RESULT FROM, THE SOLE NEGLIGENCE, PARTIAL NEGLIGENCE, CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE SELLER INDEMNIFIED PARTIES.

5.6 Title Defects.

5.6.1 Record Review. Subject to the indemnity provisions of Section 8.3.5 and subject to obtaining any consents or waivers from third Persons that are required pursuant to the terms of the Leases, Easements and/or Related Contracts, including any third Person operators of the Property, as soon as is reasonably practicable after the execution of this Agreement, during Seller’s normal business hours and without unreasonable disruption of Seller’s normal and usual operations, Seller shall make available to Buyer all title data in Seller’s or its Affiliates’ possession relating to the Property, including title opinions, abstracts of title, title status reports, division order files, curative matters and records relating to the payment of rentals, royalties, shut in gas royalties and other payments due under any Lease; provided, however, that those items referenced above in this Section 5.6.1 that are subject to a valid legal privilege or to unwaived disclosure restrictions shall be excluded. Buyer shall be permitted, at its expense, to make copies of any of such title data. Buyer shall be entitled to perform or cause to be performed, at Buyer’s expense, such additional title examination as Buyer deems necessary or appropriate.

5.6.2 Certain Definitions.

(a) Encumbrance. For the purposes of this Agreement, an “Encumbrance” means any lien, security interest, pledge, charge, defect or similar encumbrance.

(b) Title Defects. For the purposes of this Agreement, a “Title Defect” means any (1) Encumbrance affecting Seller’s title in any Well, or (2) defect in Seller’s title to any Wells, in each case, that causes Seller to have less than Defensible Title (defined below) for such Well as of the Execution Date and through the Closing.

(c) Notwithstanding the foregoing, the following shall not be considered Title Defects: (1) any matter based solely on lack of information or documents in Seller’s files; (2) any Adverse Environmental Condition, Production Imbalances, Permitted Encumbrance, Consents or Preferential Rights; (3) defects arising out of lack of survey; (4) defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings; (5) defects of which Buyer had Knowledge prior to the Execution Date; or (6) the expiration of the primary term of any Lease in effect as of the Effective Time. In addition, evidence that Seller is receiving its full share of proceeds from a purchaser or third-Person operator attributable to its net revenue interest for any Well listed on Exhibit B shall create a presumption that no Title Defect exists.

(d) Permitted Encumbrances. The term “Permitted Encumbrance” means:

(i) any materialmans’, mechanics’, repairmans’, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Property, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith;

(ii) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(iii) any liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of leases;

(iv) any terms of any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not decrease Seller’s net revenue interest in any Well below that set forth in Exhibit B without a corresponding and proportionate decrease in Seller’s working interest in such Well;

(v) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Property, does not operate to decrease Seller’s net revenue interest in any Well below that set forth in Exhibit B without a corresponding and proportionate decrease in Seller’s working interest in such Well;

(vi) conventional rights of reassignment arising upon surrender or abandonment of any Property;

(vii) the terms of any Related Contracts except to the extent resulting in a decrease to Seller’s net revenue interest in any Well below that set forth in Exhibit B;

(viii) lease suspensions currently in effect for any federal Leases;

(ix) rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease Seller’s net revenue interest in any Well below that set forth in Exhibit B without a corresponding and proportionate decrease in Seller’s working interest in such Well;

(x) any failure to maintain any Lease or portion thereof in accordance with its terms to the extent such failure does not decrease Seller’s net revenue interest in any Well below that set forth in Exhibit B without a corresponding and proportionate decrease in Seller’s working interest in such Well;

(xi) defects as a consequence of Leases that have expired, or will expire, pursuant to their express terms, any portions of any Leases that are lost as the result of any vertical or horizontal “Pugh clauses”, “retained acreage clauses” or similar provisions contained therein, cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or Units, except to the extent the cessation of production is conclusively shown to exist for more than twelve (12) consecutive months during the five (5) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other third Person to terminate the underlying Lease, which documentation shall be provided by Buyer to Seller in support thereof;

(xii) defects based upon the failure to record any state or federal Leases or any assignments of interests in such Leases in any applicable state or federal records (so long as such Lease or assignment is filed in the applicable county records) or in any applicable county records (so long as such Lease or assignment is filed in the applicable state or federal records);

(xiii) the treatment or classification of any horizontal well as an allocation well that crosses more than one tract, including (a) the failure of such tracts as to such well to be governed by a common pooling, communitization, or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, and (b) the allocation of Hydrocarbons produced from such well among such tracts based upon the length of the as drilled horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such tract its share of such production;

(xiv) any defects or irregularities in acknowledgements;

(xv) any defects and irregularities arising out of the lack of recorded powers of attorney from corporations or partnerships to execute and deliver documents on their behalf or lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and has resulted, or such failure or omission (in either case) has resulted, in another Person’s superior claim of title to the relevant Property;

(xvi) any defects and irregularities arising out of any third Person claims for adverse possession arising under a duly recorded deed or possession;

(xvii) defects or irregularities resulting from prior oil and gas leases, which, on their face, expired more than ten (10) years ago;

(xviii) any defects, irregularities or clouds on title, which may arise as a result of a stranger to title or scrivener’s error in a duly recorded deed or instrument;

(xix) defects or irregularities arising out of mortgages, deeds of trust, and other encumbrances, which, by their terms, matured more than ten (10) years ago, but which have not been released of record;

(xx) failure to obtain any ratification of pooling by non-participating royalty and non-executive mineral interest owners;

(xxi) defects or irregularities in title, which, for a period of five (5) years or more have not delayed or prevented Seller (or its predecessors) from receiving its net revenue interest share of the proceeds of production from any Well;

(xxii) any liens or security interests that Seller intends to release prior to the Closing Date;

(xxiii) any maintenance of uniform interest or similar provision in any operating or similar agreement;

(xxiv) defects arising from any lien or encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest;

(xxv) any defects or irregularities that have been arguably cured or remedied by applicable statutes of limitation or prescription;

(xxvi) defects or irregularities related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 4 years or more;

(xxvii) defects or irregularities based on a gap in Seller’s chain of title in the state’s records, federal government’s records, or in the county records, in each case, unless such gap is affirmatively shown to exist by an abstract of title or title opinion which documents shall be included in a Title Defect Notice and results in another Person’s actual and superior claim of title;

(xxviii) the terms and provisions of all unit agreements, unit operating agreements, pooling agreements, communitization agreements and any related order, including provisions that allow for the future contraction of any unit based on a redetermination of development obligations;

(xxix) any Title Defects that have been waived by Buyer, including any Title Defects not timely asserted under Section 5.6.3(a);

(xxx) the loss of lease acreage between the Effective Time and Closing because the lease term expires;

(xxxi) customary post-Closing Consents and any required notices to, or filings with, any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(xxxii) rights of a common owner of any interest in Easements or permits held by Seller and such common owner as tenants in common or through common ownership;

(xxxiii) the terms and conditions of this Agreement;

(xxxiv) the litigation, suits and proceedings set forth in Schedule 3.2.1;

(xxxv) limitations (including drilling and operating limitations) imposed on the Property by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners) that do not operate to materially impair the operation, value or use of the Property as currently operated and used;

(xxxvi) any matter that would not constitute a Title Defect under the terms of this Agreement;

(xxxvii) all defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations;

(xxxviii) any Title Defects that Buyer may have expressly waived in writing or that are deemed to have been waived under Section 5.6.3(a), or do not meet the Title Defect Threshold or Aggregate Title Defect Deductible as set forth in Section 5.6.3(e)(vii); or

(xxxix) any other liens, charges, encumbrances, obligations, discrepancies or other defects in Seller’s title which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Property subject thereto or affected thereby and which would be accepted by a reasonable and prudent purchaser engaged in the business of owning and operating oil and gas properties in the same region in which the Property is located.

(e) Title Benefit. The term “Title Benefit” means any right, circumstance or condition that operates to increase Seller’s net revenue interest in any Well above that set forth in Exhibit B without causing a greater than proportionate increase in Seller’s working interest.

(f) Defensible Title. The term “Defensible Title” means such beneficial title (including, pooling and contractual rights) of Seller to each Well set forth on Exhibit B that, as of the Execution Date and through the Closing, and subject to Permitted Encumbrances:

(i) entitles Seller to receive throughout the productive life of such Well not less than the net revenue interest set forth on Exhibit B for the currently producing formations of such Well, except for (A) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting party, (B) decreases resulting from the establishment or amendment from and after the Execution Date of (y) pools or units or (z) allocations to horizontal laterals, (C) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and/or (D) as otherwise set forth on Exhibit B;

(ii) obligates Seller to bear throughout the productive life of such Well the working interest not greater than the working interest set forth on Exhibit B for the currently producing formations of such Well, except (A) increases to the extent that they are accompanied by a proportionate or greater increase in Seller’s corresponding net revenue interest as to each such currently producing formations, (B) increases to the extent such increases result from contribution requirements with respect to defaulting co-owners under applicable operating agreements or law, (C) increases to the extent such increases result from co-owners electing under applicable operating agreements or forced pooling orders not to participate in an operation relating to a Well, and/or (D) as otherwise identified on Exhibit B; and

(iii) is free and clear of all Encumbrances.

5.6.3 Notice of Title Defects; Defect Adjustments.

(a) Buyer will review title to the Wells prior to Closing and notify Seller in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event later than 5:00 p.m. Central Time on the date that is 45 days following the Execution Date (the “Title Claim Date”). To be effective, such notice shall be in writing and shall include: (i) a detailed description of the alleged Title Defect(s); (ii) the Well affected (each a “Title Defect Property”); (iii) the Allocated Value of the Well subject to the alleged Title Defect(s); (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and (v) the amount by which Buyer reasonably believes the Allocated Value of the affected Well is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based (the “Title Defect Notice”). Buyer shall be deemed to have conclusively waived, and Seller shall have no liability for, any Title Defects of which Seller has not been given timely notice on or before the Title Claim Date in accordance with the requirements of this Section 5.6.3.

(b) Should Buyer discover any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable, but in any case no later than the Title Claim Date, deliver to Seller a notice including: (i) a detailed description of the Title Benefit(s); (ii) the Well affected; (iii) the Allocated Value of the Well subject to such Title Benefit(s); and (iv) the amount by which Buyer reasonably believes the Allocated Value of the affected Well is increased by the Title Benefit(s) and the computations and information upon which Buyer’s belief is based. Seller shall have the right, but not the obligation, to deliver to Buyer a similar notice of a Title Benefit on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Seller shall be deemed to have waived all Title Benefits of which neither party has given notice on or before the Title Claim Date, except to the extent Buyer has failed to give notice with respect to a Title Benefit of which it had Knowledge and which it was obligated to give under this Section 5.6.3(b).

(c) Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Value asserted with respect thereto and subject to the Title Defect Threshold and the Aggregate Title Defect Deductible, with respect to any Title Defect Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before sixty (60) days following the Closing Date any Title Defects of which it has been advised by Buyer prior to the Title Claim Date. Seller may elect to continue attempting to cure such Title Defect until the Final Settlement Date. No adjustment to the Purchase Price will be made at Closing for any Title Defect that Seller elects to attempt to cure and the affected Well shall be assigned to Buyer. Without limiting Buyer’s obligation under Section 5.6.3(a) to notify Seller in writing of any Title Defect Buyer discovers as soon as reasonably practicable after its discovery, to give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall use its reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Buyer (together with any Title Benefits discovered by Buyer). If Seller does not elect to attempt to cure or Seller elects to attempt to cure and Seller fails to cure such Title Defect within sixty (60) days after Closing, then:

(i) if such Title Defect is not of a nature that would prevent Buyer from receiving the full net revenue interest share of proceeds of production for a particular Well as such interest is set forth on Exhibit B, Seller shall have the right, but not the obligation, to elect to indemnify Buyer against all Losses resulting from such Title Defect pursuant to an indemnity agreement in a form mutually agreeable to the parties, in which event the Purchase Price shall not be reduced and the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Buyer notwithstanding and subject to such Title Defect;

(ii) at or prior to Closing, Seller shall have the right, but not the obligation, to elect to exclude the affected Title Defect Property from the transactions contemplated hereby, in which event such Title Defect Property and all Property directly relating thereto (but only to the extent relating thereto) shall be excluded from the transactions contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such Title Defect Property and related Property; or

(iii) if both Section 5.6.3(c)(i) and Section 5.6.3(c)(ii) above are not applicable, the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Buyer notwithstanding and subject to the Title Defect and the Purchase Price shall be reduced by the Title Defect Value of such Title Defect Property as determined in accordance with Section 5.6.3(e) below.

(d) With respect to each Well affected by Title Benefits reported under Section 5.6.3(b) (or of which Buyer had Knowledge and should have reported under Section 5.6.3(b)), the Purchase Price shall be increased by an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 5.6.3(f).

(e) The amount by which the Allocated Value of an affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Value” and shall be determined as follows:

(i) if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Well;

(iii) if the Title Defect is a decrease in net revenue interest from the net revenue interest set forth in Exhibit B for a Title Defect Property, then the Title Defect Value shall be an amount equal to the Allocated Value for such Well, multiplied by the proportionate reduction in such net revenue interest (i.e., the amount by which the share of production to which Seller is actually entitled is less than the net revenue interest set forth for such Well on Exhibit B, divided by such net revenue interest set forth on Exhibit B), provided, however, that if the Title Defect does not affect such Well throughout the entire remaining life of such Well, the defect amount determined shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect is of a type not described above, then, in each case, the Title Defect Value shall be determined by taking into account the Allocated Value of the Well so affected, the portion of Seller’s interest in the Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, then the Title Defect Value shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Value with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;

(vi) if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Value; and

(vii) notwithstanding anything to the contrary in this Section 5.6, (y) in no event shall the Title Defect Value for any Title Defect exceed the Allocated Value attributable to such affected Well, and (z) Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds $100,000 per Well, net to Seller’s interest in the relevant Well (the “Title Defect Threshold”); and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds 5% of the unadjusted Purchase Price, and then only to the extent such amount exceeds 5% of the unadjusted Purchase Price (the “Aggregate Title Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Title Defect Deductible (after reducing the value of each such Title Defect by the Title Defect Threshold). For the avoidance of doubt, the Title Defect Threshold shall be applied on a Title Defect by Title Defect basis, and in no event shall any similar Title Defects be aggregated, each of which shall be a separate individual Title Defect. Further, if Seller elects to exclude a Title Defect Property affected by a Title Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 5.6.3(c)(ii) or indemnify Buyer with respect to any Title Defect pursuant to the remedy set forth in Section 5.6.3(c)(i), then, after such election, the Title Defect Value and related Purchase Price adjustment relating to such excluded Property or such Property for which Seller has provided an indemnity to Buyer will not be counted towards the Aggregate Title Defect Deductible or for purposes of Section 5.8.

(f) The Title Benefit Value for any Title Benefit shall be determined as follows:

(i) if Buyer and Seller agree on the Title Benefit Value, that amount shall be the Title Benefit Value;

(ii) an amount equal to the Allocated Value for such Well, multiplied by the proportionate increase in such net revenue interest (i.e., the amount by which Seller’s actual net revenue interest is more than the net revenue interest set forth for such Well on Exhibit B, divided by the net revenue interest set forth on Exhibit B, as applicable); provided, however, that if the Title Benefit does not affect such Well throughout the entire remaining life of such Well, the Title Benefit Value so determined shall be reduced to take into account the applicable time period only; or

(iii) for any other Title Benefits the Title Benefit Value shall be determined by taking into account the Allocated Value of the Well so affected, the portion of Seller’s interest in the Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the affected Well, the values placed upon the Title Benefit by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

5.6.4 Exclusive Remedy; Special Warranty.

(a) The remedies set forth in this Section 5.6 are Buyer’s exclusive remedies under this Agreement for all title defects (including Title Defects), and Seller shall have no other liability to Buyer with respect to title defects (including Title Defects).

(b) If Closing occurs, then the Assignment shall contain a special warranty of Defensible Title whereby Seller shall, until the date that is 12 months after the Closing Date (“Special Warranty Termination Date”), warrant Defensible Title to the Wells, subject to the Permitted Encumbrances and any matters of public record prior to the Title Claim Date, by, through and under Seller, but not otherwise (the “Special Warranty”); provided, however, (i) in no event shall the Special Warranty extend to any Title Defect of which Buyer or any of its Affiliates had constructive knowledge of prior to the Title Claim Date through public records or the title documents that Seller made available to Buyer under Section 5.6.1 and (ii) the Special Warranty shall cease and terminate on the Special Warranty Termination Date. The Special Warranty shall be subject to the further limitations and provisions of this Section 5.6, including the notice requirements and calculations set forth in Section 5.6.3. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty and Buyer shall reasonably cooperate with any attempt by Seller to cure any such breach. Recovery by Buyer for any breach by Seller of the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Title Claim Date pursuant to Section 5.6.3, and in each case taking into account the Title Defect Threshold and the Aggregate Title Defect Deductible. In no event shall the recovery by Buyer exceed the Allocated Value of the affected Well, and Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the same Title Defect is or has been taken into account for the reduction of the Purchase Price calculated pursuant to the other provisions of this Section 5.6. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of the Special Warranty that Buyer fails to assert before the Special Warranty Termination Date.

5.7 Casualty Losses and Government Takings.

5.7.1 Notice of Casualty Losses and Government Takings. If, prior to the Closing Date, all or a portion of the Property is damaged or destroyed by fire, flood, storm, or other accident (“Casualty Loss”), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), Seller must promptly notify Buyer in writing of the nature and extent of the Casualty Loss or Government Taking and Seller’s estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking.

5.7.2 Remedies for Casualty Losses and Government Takings. With respect to each Casualty Loss to or Government Taking of the Property:

(a) If, after the Execution Date but prior to the Closing Date, any portion of the Property is destroyed or taken in connection with a Casualty Loss or Government Taking and the loss in value of such Property as a result of such Casualty Loss or Government Taking (net to Seller’s interest in the Property), in the aggregate, exceeds an amount equal to 5% of the unadjusted Purchase Price, then, subject to Section 6.5.3, Buyer shall nevertheless be required to close and Seller shall elect by written notice to Buyer prior to Closing: (i) with Buyer’s written consent, to cause the Property adversely affected by any such Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost and expense, as promptly as reasonably practicable (which repair or restoration may extend after Closing), (ii) to exclude the Property adversely affected by such Casualty Loss or Government Taking and any Property related thereto (to the extent so related) and reduce the Purchase Price by the Allocated Value of such excluded Property or (iii) to assign the Property adversely affected by such Casualty Loss or Government Taking and reduce the Purchase Price by the loss in value of such Property as a result of such Casualty Loss. In each case, Seller shall retain all right, title and interest (if any) in insurance claims, unpaid awards and other rights (in each case) against third Persons arising out of such Casualty Loss or Government Taking with respect to the Property, except to the extent the parties otherwise agree in writing.

(b) If, after the Execution Date but prior to the Closing Date, any Casualty Loss or Government Taking occurs, and the loss in value of the Property as a result of such Casualty Loss or Government Taking (net to Seller’s interest in the Property), in the aggregate, is equal to or less than an amount equal to 5% of the unadjusted Purchase Price, then, subject to Section 6.5.3, Buyer shall nevertheless be required to close and Seller, at Closing, shall pay to Buyer all sums received by Seller from unaffiliated third Persons by reason of such Casualty Losses or Government Taking insofar as with respect to the Property, and Seller shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in unpaid awards and other rights (in each case) against unaffiliated third Persons (excluding, for the avoidance of doubt, any Losses against any member of the Seller Indemnified Parties) arising out of such Casualty Losses or Government Taking insofar as with respect to the Property (provided, however, that Seller shall reserve and retain all rights, title, interests and claims against such third Persons for the recovery of Seller’s costs and expenses incurred prior to Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss or Government Taking).

5.7.3 Change in Condition. Buyer will assume all risk and loss with respect to, and any change in the condition of the Property from and after the Effective Time, including production of Hydrocarbons through normal depletion, the watering-out, casing collapse or sand infiltration of any Well, the depreciation of personal property through ordinary wear and tear, and changes arising from operations conducted by Seller pursuant to ARTICLE 10. None of the events or conditions set forth in this Section 5.7.3 will be considered a Casualty Loss or Title Defect with respect to the Property, nor will they be cause for any other reduction in the Purchase Price, or give rise to any right to terminate this Agreement.

5.8 Termination Due to Impairments to the Property.

If the Allocated Value of all Property to be excluded from the transaction contemplated by this Agreement due to (a) Title Defects and Adverse Environmental Conditions which were timely asserted by Buyer and which remain uncured and unwaived at Closing, (b) any Casualty Loss and (c) any Government Taking, exceeds, in the aggregate, 30% of the unadjusted Purchase Price, then either Seller or Buyer may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement; provided, however, that Buyer’s indemnity obligations under Section 5.2, Section 8.3.3, Section 8.3.5, Section 8.3.6 and Section 12.3 shall survive such termination. Any party exercising a right of termination under this Section 5.8 must notify the other party in writing no later than 1 Business Day before the Closing Date of its election to terminate this Agreement.

ARTICLE 6
CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date.

The actions and events described in Section 6.3 are the “Closing” of this transaction, which shall be held beginning at 10:00 a.m. Central Time on June 1, 2026, or on such earlier or later date as the parties agree in writing (the “Closing Date”). All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each will be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Seller’s and Buyer’s warranties, representations and covenants are not waived and will survive the Closing to the extent provided in Section 8.9).

6.2 Conditions to Closing.

Seller and Buyer, as applicable, will not be obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement, unless each of the conditions to its obligation to close set forth in this Section 6.2 is satisfied as of Closing, or such party waives in writing in whole or part any such condition to such party’s obligation to close that is unsatisfied as of Closing. The inclusion in this Agreement of conditions to Seller’s and Buyer’s obligations to close shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions to the other party’s obligations to close.

6.2.1 Representations and Warranties.

(a) Seller will not be obligated to close if any representation or warranty made by Buyer in this Agreement is untrue in any material respect as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date).

(b) Buyer will not be obligated to close if any representation or warranty made by Seller in this Agreement is untrue (except for those breaches, if any, of such representations and warranties that in the aggregate would not reasonably be expected to result in a material adverse effect on (i) the ability of Seller to consummate the transactions contemplated by this Agreement or to perform Seller’s obligations hereunder, or (ii) on the ownership, operation, financial condition or value of the Property, taken as a whole) as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date).

6.2.2 Performance of Obligations.

(a) Seller will not be obligated to close if, as of the Closing Date, Buyer has not performed all material obligations under this Agreement that Buyer is required to perform on or before Closing.

(b) Buyer will not be obligated to close if, as of the Closing Date, Seller has not performed all material obligations under this Agreement that Seller is required to perform on or before Closing.

6.2.3 Legal Proceedings. Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending before any court or Governmental Authority seeking to restrain, prohibit, or declare illegal, the transaction that is the subject of this Agreement.

6.2.4 Closing Obligations.

(a) Seller will not be obligated to close unless Buyer is ready, willing and able to deliver the closing deliverables to be delivered by Buyer pursuant to Section 6.3.

(b) Buyer will not be obligated to close unless Seller is ready, willing and able to deliver the closing deliverables to be delivered by Seller pursuant to Section 6.3.

6.3 Closing.

At Closing, the following events shall occur:

(a) Seller and Buyer shall each execute the Preliminary Settlement Statement;

(b) Buyer shall deliver to Seller the Purchase Price (less the Deposit), as adjusted by the amount shown on the Preliminary Settlement Statement by wire transfer in immediately available funds to Seller’s account;

(c) Seller and Buyer shall execute, acknowledge and deliver the assignment document (in sufficient counterparts for recording) for the assignment and conveyance of the Property to be transferred under this Agreement substantially in the form set forth in Exhibit I (the “Assignment”);

(d) Seller shall execute and deliver a Non-Foreign Affidavit in the form of Exhibit J;

(e) Seller shall deliver letters in lieu of transfer orders in a form reasonably acceptable to Buyer directing all purchasers of production to make the applicable payment to Buyer of proceeds attributable to production from the Property from and after the Effective Time;

(f) Buyer shall furnish Seller with evidence acceptable to Seller that Buyer is qualified to hold title to the Leases, the Wells and other Property and/or operate the Property with any federal or state agencies, including copies of all Buyer’s bonds and permits as provided in Section 5.4, as applicable;

(g) Buyer will execute and deliver the Performance Bond; and

(h) the parties shall take such other actions as may be necessary to carry out their respective obligations under this Agreement and execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to Buyer or to effect and support the transaction contemplated in this Agreement, including any conveyances on official forms and related documentation necessary to transfer the Property to Buyer in accordance with requirements of governmental regulations.

6.4 Post-Closing Obligations.

Seller and Buyer have the following post-Closing obligations:

6.4.1 Record Retention. Buyer, for a period of 7 years following the Closing, will (a) retain the Property Records, (b) provide Seller, its Affiliates and their respective officers, trustees, employees and representatives with access to the Property Records during normal business hours for review and copying at Seller’s expense and (c) provide Seller, its Affiliates and their respective officers, trustees, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made hereunder for review and copying at Seller’s expense.

6.4.2 Property Records. Within 30 days after Closing, Seller, at Seller’s option, shall deliver or make available to Buyer legible copies (whether paper or electronic) of the Property Records at a location designated by Seller. Any transportation, postage or delivery costs from Seller’s offices shall be at Buyer’s sole cost, risk and expense.

6.4.3 Recording and Filing. Within 30 days after Closing, Buyer shall: (a) record the Assignment and all other instruments that must be recorded to effectuate the transfer of the Property; and (b) file for approval with the applicable federal, state or local agencies the Assignment and all other federal, state or local transfer documents required to effectuate transfer of the Property. Buyer shall provide Seller a recorded copy of the Assignment and other recorded instruments, and approved copies of the Assignment and other federal, state or local transfer documents, as soon as they are available.

6.4.4 Transfer of Operatorship. It is expressly understood and agreed that neither Seller, nor any of its respective Affiliates shall be obligated to continue operating any of the Property following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Property that was operated by Seller or any of its respective Affiliates following the Closing. After Closing, Buyer agrees to take all other actions required of it by Governmental Authority having jurisdiction to obtain all requisite regulatory approval with respect to this transaction and to obtain unconditional approval by such Governmental Authority of any transfer documents requiring governmental approval in order for Buyer to be recognized as owner and operator, if applicable, of the Property. Seller makes no representation or warranty to Buyer as to the transferability or assignability of operatorship of such Property, but Seller agrees to reasonably cooperate with Buyer and use its commercially reasonable efforts to attempt to cause operatorship of the Property to be transferred to Buyer or Buyer’s designee (it being understood that such shall not require the payment of money by Seller). Buyer acknowledges that the rights and obligations associated with such Property may be governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Buyer acknowledges that the procedures for contractual succession of operators are governed by applicable operating agreements and assumes all responsibility for the conduct of requisite balloting and any other procedures necessary to elect a successor operator pursuant to applicable operating agreements at the earliest practicable date(s).

6.4.5 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the name and logo of Seller, Seller’s Affiliates, and any variants thereof from the Property acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

6.4.6 Utilities. Buyer agrees to effectuate the transfer or establishment of all utility services relating to the Property as soon as practicable but in no event later than 30 days after Closing.

6.4.7 Further Assurances. Buyer and Seller agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

6.5 Termination.

This Agreement may be terminated at any time prior to Closing by:

6.5.1 the mutual written agreement of Seller and Buyer;

6.5.2 delivery of written notice from Buyer to Seller if by 5:00 p.m. Central Time on July 1, 2026 (the “Outside Date”) Buyer is not obligated to close because of any of the provisions of Section 6.2.1(b), Section 6.2.2(b) or Section 6.2.4(b) (and Buyer has not waived such provision or provisions by the Outside Date);

6.5.3 delivery of written notice from Seller to Buyer if by the Outside Date Seller is not obligated to close because of any of the provisions of Section 6.2.1(a), Section 6.2.2(a), or Section 6.2.4(a) (and Seller has not waived such provision or provisions by the Outside Date);

6.5.4 Seller’s or Buyer’s delivery of written notice to the other if the party delivering such notice is not obligated to close because of the provisions of Section 6.2.3; or

6.5.5 Seller’s or Buyer’s delivery of written notice to the other if the party delivering such notice desires to terminate this Agreement pursuant to Section 5.8;

provided, however, that no party shall be entitled to terminate this Agreement pursuant to Section 6.5.2 through Section 6.5.5 above if such party is at such time in material breach of any provision of this Agreement.

ARTICLE 7
ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 Buyer’s Assumed Obligations After Closing.

Without limiting Buyer’s rights to indemnity under Section 8.4 (subject to all applicable limitations herein, including Section 8.8 and Section 8.9), upon and after Closing, Buyer will assume, pay, perform and discharge when due all obligations, liabilities and duties associated with the ownership and operation of the

Property, regardless of whether arising before, on or after the Effective Time, including all Plugging and Abandonment Obligations, Environmental Obligations, and all other obligations, liabilities and duties assumed by Buyer under this Agreement, and REGARDLESS OF FAULT (collectively, “Buyer’s Assumed Obligations”). Without limiting the generality of the foregoing, Buyer’s Assumed Obligations specifically include:

(a) responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, Easements and all other orders and contracts to which the Property or the operation thereof is subject;

(b) responsibility for payment of all expenses, charges, royalties, overriding royalties, production payments, net profits obligations, rentals, Severance Taxes and other burdens or encumbrances to which the Property is subject;

(c) responsibility for proper accounting and administration for and disbursement of production proceeds from the Property, including any Suspense Funds;

(d) responsibility for and compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Property;

(e) responsibility for all obligations with respect to Imbalances; and

(f) responsibility for taxes and expenses for which Buyer is responsible as provided in ARTICLE 9.

7.2 Buyer’s Plugging and Abandonment Obligations.

7.2.1 Description of Obligations. Upon and after Closing, Buyer assumes full responsibility and liability for all plugging and abandonment obligations related to the Property (collectively, “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Property before, on or after the Effective Time and REGARDLESS OF FAULT or the condition of the Property when acquired, including:

(a) the necessary and proper plugging, re-plugging and abandonment of all wells on the Property, whether plugged and abandoned before, on or after the Effective Time;

(b) the necessary and proper removal, abandonment, decommissioning and disposal of all structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Property;

(c) the necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Property;

(d) the necessary and proper restoration of the Property, both surface and subsurface, as may be required by applicable laws, regulation or contract, including Adverse Environmental Conditions, if any, with respect to the Property, whether or not asserted by Buyer in accordance with this Agreement, including the clean-up, restoration and remediation of all sites associated with the Property in accordance with applicable law, including all Environmental Laws;

(e) any necessary clean-up, storage, handling, or disposal of Property contaminated by naturally occurring radioactive material (“NORM”) whether present prior to, on or after the Effective Time, as may be required by applicable laws, regulations or contract; and

(f) obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by Governmental Authority.

7.2.2 Standard of Operations. Buyer shall conduct, or cause its Affiliates or third Persons to conduct, all Plugging and Abandonment Obligations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

7.2.3 Seller’s Remedies. If Buyer defaults in the performance of its obligations pursuant to this Section 7.2, Seller, at its option in its sole discretion, and after reasonable notice, may complete, or have completed, the Plugging and Abandonment Obligations at Buyer’s expense. Exercise of Seller’s rights hereunder shall in no way limit Seller’s rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies under this Agreement. For the avoidance of doubt, Seller shall not be obligated to undertake these obligations.

7.3 Buyer’s Environmental Obligations.

Upon and after Closing, Buyer assumes full responsibility and liability for all of the following occurrences, events, conditions and activities on or related to the Property (collectively, “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Property before, on or after the Effective Time and REGARDLESS OF FAULT or the condition of the Property when acquired:

(a) environmental pollution or contamination of any nature or type, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b) underground injection activities and waste disposal on the Property;

(c) clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d) non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies;

(e) storage, handling, transport, and disposal of any hazardous substances, wastes, materials, produced water, drilling fluids, and products generated by or used in connection with the ownership or operation of the Property; and

(f) non-compliance with Environmental Laws.

ARTICLE 8
INDEMNITIES

8.1 Definition of Losses and Claims.

8.1.1 Losses. As used in this Agreement, the term “Losses” means any and all, injunctions, orders, decrees, assessments, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), diminution in value, monetary damages, fees, taxes, interest obligations, deficiencies and losses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses incurred in investigating and preparing for or in connection with any Claim).

8.1.2 Claims. As used in this Agreement, the term “Claims” means any and all Losses, demands, liabilities, damages, expenses, fines, penalties, costs, claims, actions, causes of action and judgments, proceedings, hearings, including claims for: (a) breaches of contract; (b) loss or damage to property (real or personal), injury to or death of any person (including illness and disease), and other tortious injury; and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.

8.2 Application of Indemnity.

8.2.1 Covered Claims and Parties. All indemnities set forth in this ARTICLE 8, and all other indemnities set out in any other Section of this Agreement, shall extend to the benefit of each party and any Affiliates of any tier of such party, and its and their respective officers, directors, members, owners, managers, partners, trustees, beneficiaries, employees, and agents and shall be REGARDLESS OF FAULT.

8.2.2 Regardless of Fault. The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING WHETHER OR NOT A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

(a) THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) WILLFUL MISCONDUCT, STRICT LIABILITY, VIOLATION OF LAW OR OTHER FAULT OF ANY OF THE BUYER INDEMNIFIED PARTIES OR THE SELLER INDEMNIFIED PARTIES; AND/OR

(b) A PRE EXISTING DEFECT, WHETHER PATENT OR LATENT, WITH RESPECT TO THE PROPERTY OF ANY OF THE PARTIES, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES; AND/OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

(c) BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.3 Buyer’s Indemnity.

From and after Closing, REGARDLESS OF FAULT, Buyer shall RELEASE, PROTECT, INDEMNIFY, DEFEND and HOLD HARMLESS Seller and its Affiliates, together with its and their respective managers, members, partners, officers, directors, agents, owners, trustees, beneficiaries, representatives, consultants, and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Claims caused by, resulting from or incidental to:

8.3.1 Buyer’s Assumed Obligations, including the Plugging and Abandonment Obligations and the Environmental Obligations;

8.3.2 any obligations for brokerage or finder’s fee or commission incurred by Buyer in connection with its purchase of the Property;

8.3.3 any violation by Buyer of state or federal securities laws, or Buyer’s dealings (including any dealings in breach of Buyer’s warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, assignees and other third Persons in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by Buyer, its Affiliates or assignees;

8.3.4 Buyer’s ownership or operation of any portion of the Property that is re-conveyed or re-assigned to Seller pursuant to the terms of this Agreement;

8.3.5 Buyer’s inspection of the Property pursuant to Section 5.2 and Section 5.3;

8.3.6 any breach of the representations and warranties of Buyer contained in this Agreement, or any breach or failure to perform any covenant or obligation of Buyer contained in this Agreement; or

8.3.7 liability of any Imbalances;

but excepting, in each case above, Claims against which Seller would be required to indemnify Buyer under Section 8.4 (subject to the limitations set forth herein, including the provisions of Section 8.8 and Section 8.9).

8.4 Seller’s Indemnity.

Subject to the provisions of this ARTICLE 8 (including the provisions of Section 8.8 and Section 8.9), from and after Closing, REGARDLESS OF FAULT, Seller shall RELEASE, PROTECT, INDEMNIFY, DEFEND and HOLD HARMLESS Buyer and its Affiliates, together with its and their respective managers, members, partners, officers, directors, agents, owners, representatives, consultants, and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims caused by, resulting from or incidental to:

8.4.1 any breach of the representations and warranties of Seller contained in this Agreement;

8.4.2 any breach or failure to perform any covenant or obligation of Seller contained in this Agreement;

8.4.3 the payment, underpayment or nonpayment of royalties, overriding royalties, production payments, or net profits payments directly related to the production of Hydrocarbons from the

Property, to the extent not attributable to the Suspense Funds and relating to the period of time prior to the Effective Time;

8.4.4 matters related to Asset Taxes or Severance Taxes to the extent attributable to periods of time prior to the Effective Time as allocated to Seller pursuant to Section 9.2 or Section 9.3; or

8.4.5 the Excluded Property.

8.5 Notices and Defenses of Indemnified Claims.

Each party shall promptly notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). The indemnifying party is obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement, provided that the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

8.5.1 Third Party Claims.

(a) In the event that the claim for indemnification is based upon a Claim by an unaffiliated third Person against the indemnified party (a “Third Party Claim”), the indemnified party shall provide its Claim Notice promptly after the indemnified party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that, however, the failure of any indemnified party to give notice of a Third Party Claim as provided in this Section 8.5 shall not relieve the indemnifying party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the indemnifying party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b) In the case of a claim for indemnification based upon a Third Party Claim, the indemnifying party shall have thirty (30) days from its receipt of the Claim Notice to notify the indemnified party whether it admits or denies its liability to defend the indemnified party against such Third Party Claim at the sole cost and expense of the indemnifying party. The indemnified party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the indemnifying party and that is not prejudicial to the indemnifying party.

(c) If the indemnifying party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The indemnifying party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Deductible Amount or otherwise), the performance of any obligation by or the limitation of any right or benefit of the indemnified party, in which event such settlement or compromise shall not be effective without the consent of the indemnified party, which shall not be unreasonably withheld or delayed. If requested by the indemnifying party, the indemnified party agrees to cooperate in contesting any Third Party Claim that the indemnifying party elects to contest. The indemnified party may participate in, but not control, at its own expense, any defense or settlement of any Third

Party Claim controlled by the indemnifying party pursuant to this Section 8.5.1. An indemnifying party shall not, without the written consent of the indemnified party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the indemnified party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified party (other than as a result of money damages covered by the indemnity).

(d) If the indemnifying party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the indemnified party shall have the right to defend against the Third Party Claim at the sole cost and expense of the indemnifying party, with counsel of the indemnified party’s choosing, subject to the right of the indemnifying party to admit its liability and assume the defense of the claim at any time prior to settlement or final determination thereof. If the indemnifying party has not yet admitted its liability for a Third Party Claim, the indemnified party shall send written notice to the indemnifying party of any proposed settlement, and the indemnifying party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(e) In the case of a claim for indemnification not based upon a Third Party Claim, the indemnifying party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the indemnifying party does not notify the indemnified party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, then the indemnifying party shall be deemed to be disputing the claim for such Losses.

8.6 NORM.

BUYER ACKNOWLEDGES THAT (A) THE PROPERTY HAS BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTY OR ASSOCIATED WITH THE PROPERTY; (B) EQUIPMENT AND SITES INCLUDED IN THE PROPERTY MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES; (C) NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; (D) THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTY OR INCLUDED IN THE PROPERTY MAY CONTAIN NORM, ASBESTOS AND OTHER WASTES OR HAZARDOUS SUBSTANCES; (E) NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WATER, SOILS OR SEDIMENT; (F) SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTY; AND (G) NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PRESENCE OF NORM OR ASBESTOS-CONTAINING MATERIALS THAT ARE NON-FRIABLE CANNOT BE CLAIMED AS AN ADVERSE ENVIRONMENTAL CONDITION.

8.7 Waiver of Consequential and Punitive Damages.

NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES,

COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL DIRECT DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS’ FEES, SUFFERED BY SUCH PARTY. BUYER AND SELLER BOTH WAIVE, AND RELEASE THE OTHER FROM, ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OR ANY KIND ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PERSON (OTHER THAN THE SELLER INDEMNIFIED PARTIES AND THE BUYER INDEMNIFIED PARTIES) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED.

8.8 Limitations on Liability of Seller.

Notwithstanding anything to the contrary herein, Seller’s obligations pursuant to Section 8.4 shall be subject to the following limitations:

8.8.1 Any single item or group of related items that results in Claims of less than $100,000 will not apply toward the Deductible Amount or be indemnifiable hereunder.

8.8.2 Seller shall have no liability out of or relating to Section 8.4 until, and only to the extent that, the aggregate amount of all such Claims actually incurred by Buyer thereunder (excluding Claims for which Section 8.8.1 applies) exceeds an amount equal to 5% of the unadjusted Purchase Price (the “Deductible Amount”), in which event Seller’s indemnity obligations shall apply only to Claims (excluding Claims for which Section 8.8.1 applies) to the extent that they exceed the Deductible Amount (subject to the maximum liability provided for in Section 8.8.3 below).

8.8.3 In no event shall Seller’s aggregate liability arising out of or relating to Section 8.4, or under or by reason of the Agreement or any of the transactions contemplated hereby, exceed 10% of the unadjusted Purchase Price (the “Cap Amount”), and Buyer waives and releases and shall have no recourse against Seller pursuant to Section 8.4, or under or by reason of the Agreement or any of the transactions contemplated hereby, in excess of such Cap Amount.

8.9 Survival.

8.9.1 Seller’s Representations and Warranties. Seller’s representations and warranties in ARTICLE 3 shall expire and terminate at 5:00 p.m. Central Time on the date that is six (6) months after the Closing Date. The Special Warranty shall expire and terminate on the Special Warranty Termination Date.

8.9.2 Seller’s Covenants. Each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller at or prior to Closing shall terminate at Closing. All other covenants and performance obligations of Seller set forth in this Agreement shall survive the Closing for the time period specified in the Agreement.

8.9.3 Buyer’s Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of Buyer contained herein shall survive without time limit.

8.9.4 Indemnities. The indemnity obligations in Section 8.4.1 and Section 8.4.2 shall terminate as of the termination date of each respective representation, warranty, covenant, agreement or indemnity that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered in good faith to the indemnifying party on or before such termination date. The indemnity obligations in Section 8.4.3 and Section 8.4.4 shall terminate twelve (12) months following the Closing Date. The indemnity obligations in Section 8.3 and Section 8.4.5 shall survive Closing without time limit.

8.9.5 Termination of Claims. Representations, warranties, covenants, agreements and indemnities of the parties shall be of no further force and effect after the date of their expiration (if any), after which time no claim may be made with respect to such representation, warranty, covenant, agreement or indemnity. Notwithstanding anything to the contrary set forth in Section 8.9.1, Section 8.9.2 or Section 8.9.3, if a notice of Claim has been properly delivered under Section 8.5 before the date such indemnity would otherwise expire under this Agreement alleging a right to indemnification or defense for a Claim arising out of, relating to or attributable to the breach of such representation, warranty, covenant, agreement or indemnity, such indemnity shall continue to survive until the claims asserted in such notice have been fully and finally resolved.

8.10 Exclusive Remedy.

Except for the provisions set forth in Section 5.2, Section 5.3, Section 5.4, Section 5.6 and Section 12.3 of this Agreement, the right of indemnification set forth in this ARTICLE 8 shall be the sole and exclusive remedy of the parties to this Agreement and all indemnified parties under or by reason of this Agreement (including for any breach of any representation, warranty, covenant or agreement set forth in this Agreement), and each party covenants and agrees not to seek or assert any other remedy following the Closing; provided, however, that the foregoing shall not limit the right of either party to seek any equitable remedy available to enforce the rights of such party under this Agreement.

8.11 Treatment of Indemnity Payments.

Any payment pursuant to this ARTICLE 8 shall be treated for tax purposes as an adjustment to the Purchase Price except to the extent otherwise required by applicable law.

8.12 Proceeds of Insurance.

The amount of any Claims for which any of the indemnified parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement or the other transaction documents shall be reduced by any corresponding insurance proceeds from insurance policies carried by such indemnified party realized or that could reasonably be expected to be realized by such indemnified party if a claim were properly pursued under the relevant insurance arrangements.

ARTICLE 9
TAXES AND EXPENSES

9.1 Recording Expenses.

Buyer shall pay all costs of recording and filing the Assignment for the Property, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Property.

9.2 Ad Valorem, Real Property and Personal Property Taxes.

9.2.1 Seller shall be allocated and bear all ad valorem, property and similar taxes (excluding Income Taxes, Severance Taxes, and other taxes allocated pursuant to Section 9.3, Section 9.5 or Section 9.6) arising from the acquisition and ownership of the Property (“Asset Taxes”), which are attributable to any tax period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to any tax period or portion thereof that begins at or after the Effective Time.

9.2.2 For purposes of determining the allocations in Section 9.2.1, (a) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (b)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (b) Asset Taxes that are imposed on a periodic basis pertaining to a tax period beginning before and ending after the Effective Time (“Straddle Period”) shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

9.2.3 To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.2.2 or Section 2.2.3, as applicable, the parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.3, timely payments will be made from one party to the other to the extent necessary to cause each party to bear the amount of such Asset Tax that is allocable to such party under this ARTICLE 9.

9.3 Severance Taxes.

Seller shall bear and pay all excise, severance, sales, use, gross production, extraction, net proceeds or other similar taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom (but excluding Asset Taxes, Income Taxes and Transfer Taxes) (“Severance Taxes”), to the extent attributable to production from the Property before the Effective Time. Severance Taxes that are (a) attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such taxes occurred or (b) based upon or related to sales or receipts or imposed on a transactional basis shall be allocated to the period in which the sale or transaction giving rise to such taxes occurred, in each case in accordance with the applicable tax Laws. Buyer shall bear and pay all such taxes on production from the Property on and after the Effective Time. Seller shall withhold and pay on behalf of Buyer all such taxes on production from the Property between the Effective Time and the Closing Date (if the Closing Date follows the Effective Time), and the amount of any such payment shall be reimbursed to Seller as a Closing adjustment to the Purchase Price pursuant to Section 2.2. If either party pays taxes owed by the other pursuant to this Agreement, to the extent such payment is not included as an adjustment to the Purchase Price pursuant to Section 2.2, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4 IRS Form 8594.

If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

9.5 Sales, Use and Transfer Taxes.

Buyer shall be responsible for and pay all federal, state or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to the Property it receives under this Agreement, or caused by the transfer of the Property to Buyer under this Agreement (“Transfer Taxes”) and shall prepare and file all tax returns required to be filed with respect to Transfer Taxes. If Seller is required to pay any such Transfer Taxes on behalf of Buyer, Buyer will reimburse Seller for such amounts within 5 days of receiving notice from Seller of the amount of such taxes paid by Seller. Any sales, use, transfer or other similar taxes arising with respect to the Property (other than Transfer Taxes) shall be apportioned as of the Effective Time between Seller and Buyer based on the period in which the transaction giving rise to such taxes occurred. The party responsible under applicable law for filing a tax return in respect of Transfer Taxes shall prepare and file timely, or cause to be prepared and filed timely, such tax return to the proper Governmental Authority.

9.6 Income Taxes.

Each party shall be responsible for its own state and federal income, franchise or similar taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including Asset Taxes or Severance Taxes) (“Income Taxes”), if any, as may result from this transaction.

9.7 Incidental Expenses.

Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

9.8 Tax Refunds.

Each party shall be entitled to any refunds of taxes for which such party is responsible under this ARTICLE 9. If a party receives a refund of taxes to which the other party is entitled, then such recipient party shall pay the amount of such refund (together with any interest received thereon) to the entitled party within thirty (30) days after such refund is received. Each party shall, upon request of the other party, provide to such party information to verify the calculation of the amount of any Asset Tax or Severance Tax refund pursuant to this Section 9.8. To the extent any such refund or credit is subsequently disallowed or reduced, any such disallowed amount or reduction, including any Asset Taxes or Severance Taxes, penalties, or interest arising from the disallowance or reduction of such refund or credit, shall be promptly repaid to the initial receiving party after notification of such disallowance or reduction by such party.

9.9 Tax Proceedings.

After the Closing:

9.9.1 Buyer shall, within ten (10) days after receipt, provide Seller with written notice of any inquiries, audits, examinations, or proposed adjustments by any Governmental Authority, which relates to any Asset Taxes or Severance Taxes for any tax period ending prior to the Effective Time. Seller shall have the sole right to control any tax proceeding relating to any tax period ending prior to the Effective Time and to take any actions in connection with such tax proceeding, including the sole right to settle, compromise, or otherwise conclude such tax proceeding.

9.9.2 Buyer and Seller shall promptly, but in no event later than ten (10) days of receipt, provide each other with notice of any inquires, audits, examinations, or proposed adjustments by any

Governmental Authority that relates to any Asset Taxes or Severance Taxes for any Straddle Period. Buyer and Seller shall jointly control the conduct of any tax proceeding relating to any Straddle Period, and neither Seller nor Buyer shall settle any such tax proceeding without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed).

9.9.3 Except as provided above, Buyer shall have the right to control any other tax proceedings related to the Property. Buyer shall obtain the written consent of Seller prior to the settlement of any tax proceeding that could reasonably be expected to have an adverse effect on Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

9.9.4 Each party shall provide the other party with reasonable information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party shall be required at any time to disclose to the other party any tax returns or other confidential tax information.

ARTICLE 10
OPERATIONS PENDING CLOSING

10.1 Seller’s Covenants Pending Closing.

10.1.1 From and after the Execution Date and until the Closing or the earlier termination of this Agreement, subject to the constraints of applicable operating agreements, and except (x) as set forth in Schedule 10.1, (y) as required in the event of an emergency to protect life, property or the environment and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller, or its applicable Affiliate shall operate, if applicable, manage and administer the Property reasonably consistent with its past practices, and shall carry on its business with respect to the Property in substantially the same manner as before execution of this Agreement.

10.1.2 From and after the Execution Date and until the Closing, subject to the constraints of applicable operating agreements, Seller shall, except for emergency action taken in the face of serious risk to life, property or the environment, not without Buyer’s prior written consent, which cannot be unreasonably withheld, delayed or conditioned:

(a) terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease or Easement; provided, however, Seller is permitted to amend any Lease to increase its pooling authority;

(b) subject to Section 10.1.1, propose or approve any individual authority for expenditure (an “AFE”) or similar request under any Related Contract (other than those expressly required under the terms of any Related Contract or by any order of a Governmental Authority) that would reasonably be estimated to require expenditures by Seller (net to its interest) in excess of $100,000;

(c) transfer, sell, mortgage, pledge or dispose of any material portion of the Property other than the (i) sale and/or disposal of Hydrocarbons in the ordinary course of business and (ii) sales of equipment that is no longer necessary in the operation of the Property or for which replacement equipment has been obtained; or

(d) commit to do any of the foregoing.

10.1.3 With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $100,000, Seller shall forward such AFE to Buyer as soon as is reasonably practicable. Thereafter, the parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will consent to any written request for approval of any AFE or similar request that Buyer reasonably considers to be economically viable. In the event the parties are unable to agree within ten (10) days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Seller’s decision shall control and such operation shall be deemed to have been consented to by Buyer.

10.1.4 Buyer acknowledges that the Property may include undivided interests in certain of the properties comprising the Property that Seller is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach by Seller of the provisions of this Section 10.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 10.1.

10.2 Limitation on Liability.

Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any monetary liability to Buyer, with respect to any breach or failure to perform Seller’s obligations, under Section 10.1 greater than that which such Seller might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR (SOLELY IN ITS CAPACITY AS OPERATOR) IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 11
EMPLOYEES

11.1 Employees.

Within fifteen (15) days following the Execution Date, Seller shall provide to Buyer a list (the “Employee List”) of all employees of Seller directly engaged in the operation of the Property (collectively, the “Employees”). The Employee List shall include for each Employee the current job title, work location, email, service date or hire date (if different) and leave status (excluding nature and expected duration of leave). Seller shall update the Employee List as necessary at any time prior to ten (10) days before the Closing to reflect any and all employment changes. Buyer shall extend offers of employment to each of the Employees no later than ten (10) days before the Closing. Buyer shall provide Seller with an update on job acceptances and declines no later than five (5) days before the Closing. Buyer’s offer of employment to Employees will include salary/wages and benefits that are comparable in the aggregate to such Employee’s salary/wages and benefits immediately prior to Closing. Upon request, Seller may request confirmation of Buyer’s compliance with the obligations set forth in this Section 11.1. Seller will inform the Employees that their employment with Seller will terminate upon Closing, whether or not they accept the offer of employment from Buyer.

11.2 Subject Employees Hired by Buyer.

In connection with an Employee who accepts Buyer’s offer of employment, Buyer covenants that the initial salary/wages and benefits of any such Employee will be comparable in the aggregate to such Employees’ salary/wages and benefits immediately prior to Closing, and Buyer will not reduce the salary/wages and benefits during the twelve-month period after any such Employee commences employment with Buyer. Buyer agrees to recognize and grant credit for service with Seller for benefit programs including vacation accrual under Buyer’s vacation program.

11.3 Employees on Disability or other Leave of Absence.

Any Employee who is on short-term disability or other leave of absence at the time of Closing shall receive an offer of employment from Buyer, such offer of employment being contingent upon their return to work within one-hundred and eighty (180) days after Closing, or at such later date according to applicable laws, statues, or regulations governing the Employee’s leave of absence. As to such Employees, Buyer agrees to comply with all applicable laws relating to employees on such leaves of absence. Buyer agrees to indemnify Seller from any liability of any kind based upon the failure to accommodate or properly extend an offer to any such Employee.

ARTICLE 12
MISCELLANEOUS

12.1 Imbalances.

Buyer shall assume sole responsibility for any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead (“Production Imbalances”) and any and all marketing imbalance between the quantity of Hydrocarbons attributable to the Property required to be delivered by Seller under any contract or law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Property actually delivered by Seller pursuant to the relevant contract or at law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility (“Pipeline Imbalances”). Buyer will be solely responsible for, shall assume, and releases and will INDEMNIFY, DEFEND, RELEASE AND HOLD THE SELLER INDEMNIFIED PARTIES HARMLESS from all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments and/or posting security if, and to the extent, requested by any underproduced party pursuant to any operating agreement or gas balancing agreement) third Persons with respect to any Production Imbalances or Pipeline Imbalances with respect to the Property, all of which shall be included within Buyer’s Assumed Obligations.

12.2 Suspense Funds.

On the Execution Date, Seller will provide Schedule 12.2, a listing showing estimated net proceeds from production attributable to the Property that are held in suspense by Seller that Seller intends to transfer to Buyer at Closing including both payable and receivable amounts because of lack of identity or address of owners, title defects, change of ownership, netting, over/under distributions or similar reasons (the “Suspense Funds”). Together with each of the Preliminary Settlement Statement and the Final Settlement Statement, Seller shall provide Buyer an updated Schedule 12.2 listing Suspense Funds as of the Closing Date and shall provide an adjustment in the Preliminary Settlement Statement or Final Settlement Statement, as applicable, an amount equal to the Suspense Funds reflected on such updated Schedule 12.2. For avoidance of doubt, Seller shall have the option, but not the obligation, to retain any portion of the

Suspense Funds attributable to the Property. Except as set forth in the preceding sentence, BUYER SHALL BE RESPONSIBLE FOR THE PROPER DISTRIBUTION OF ALL SUSPENSE FUNDS TO THE PARTIES LAWFULLY ENTITLED TO THEM AND SHALL BE RESPONSIBLE FOR ANY CLAIMS RELATED THERETO, AND BUYER HEREBY AGREES TO INDEMNIFY, DEFEND, RELEASE AND HOLD THE SELLER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO SUCH SUSPENSE FUNDS.

12.3 Confidentiality and Public Announcements.

This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller; provided, however, that this Agreement and the terms and provisions thereof may be disclosed (a) to Buyer’s lenders, if any, and its and their consultants, who shall agree to keep such information confidential (and for whom Buyer shall be responsible) and (b) as required by applicable laws or rules and regulation of any Governmental Authority or stock exchange or permitted under the Confidentiality Agreement. If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential subject to the terms of the Confidentiality Agreement. Neither party may make press releases or other public announcements concerning this transaction without the other party’s prior written approval and agreement to the form of the announcement (such approval not to be unreasonably withheld, conditioned or delayed), except (a) for standard media response statements that identify the parties (provided that no commercial terms relating to this Agreement and the transactions contemplated hereby may be disclosed), and (b) as may be required by applicable laws or rules and regulation of any Governmental Authority or stock exchange. Notwithstanding anything to the contrary in this Section 12.3 or elsewhere in this Agreement, the parties may disclose the terms of this Agreement, including the Purchase Price and status of Closing, to their Affiliates and their respective limited partners, member, managers or other owners who shall be required to keep such information confidential except as otherwise required by applicable laws or rules and regulation of any Governmental Authority or stock exchange. Upon any termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Property and an officer of Buyer shall certify same to Seller in writing.

12.4 Notices.

All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided reasonably promptly following receipt), U.S. Express Mail or by certified or registered United States Mail (postage prepaid), or commercial delivery service. Any notice given in accordance herewith shall be deemed to have been given only when delivered to the applicable address below in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual delivery to the applicable address below during normal business hours on a Business Day after such notice has either been delivered to an overnight courier, deposited in the U.S. mail or transmitted by email, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).

If to Seller:

Cross Timbers Energy, LLC

400 W 7th Street

Fort Worth, Texas 76102

Attention: Allen “Law” Armstrong

Telephone: (817) 334-7811

Email: aarmstrong@txopartners.com

With a copy to, which shall not constitute notice:

Kelly Hart & Hallman LLP

201 Main Street, Suite 2500

Fort Worth, Texas 76102

Attention: Todd W. Spake

Telephone: (817) 878-3592

Email: todd.spake@kellyhart.com

If to Buyer:

CTOC Energy, LLC

6608 Bryant Irvin Road

Fort Worth, Texas 76132

Attention: H. Brad Reynolds

Telephone: (817) 263-3505

Email: breynolds@jmocllc.com

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

12.5 Assignment.

This Agreement may not be assigned by Buyer without the prior written consent of Seller, in Seller’s sole discretion, and any attempt to assign this Agreement, directly or indirectly, that does not comply with the foregoing shall be null and void ab initio. In the event that Seller consents to any such assignment, such assignment shall not relieve Buyer of any of its obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Property shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder as to the Property so assigned or indirectly transferred.

12.6 Entire Agreement and Amendment.

This Agreement constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. No agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, that is not contained in this Agreement shall be binding or valid. This Agreement may be amended, modified, altered, supplemented or revoked only by written agreement signed by duly authorized representatives of each party.

12.7 Successors and Assigns.

This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and permitted assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties and their respective permitted successors and permitted assigns; provided, however, only a party and its respective permitted successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties.

12.8 Third Person Beneficiaries.

It is understood and agreed that there shall be no third Person beneficiary of this Agreement and that the provisions hereof do not impart enforceable benefits, rights or remedies in anyone who is not a party or a permitted successor or permitted assignee of a party, except that the Persons specified in Section 8.2.1 are intended to be third Person beneficiaries of all indemnity provisions set forth in this Agreement.

12.9 Severability.

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

12.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

12.11 Governing Law; Jurisdiction; Venue; Jury Waiver.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN FORT WORTH, TARRANT COUNTY, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN FORT WORTH, TARRANT COUNTY, TEXAS) FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN FORT WORTH, TARRANT COUNTY, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN FORT WORTH, TARRANT COUNTY, TEXAS). EACH OF SELLER AND BUYER WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.12 Exhibits.

The Exhibits and Schedules attached to this Agreement are incorporated into and made a substantive part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed Assignment and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the form of Assignment and other transaction documents attached to this Agreement as Exhibits or Schedules and the Assignment and other transaction documents actually executed by the parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

12.13 Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

12.14 Interpretation.

The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

12.14.1 The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

12.14.2 The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

12.14.3 The term “Knowledge” shall mean, as applied to Seller, facts or matters within the actual, present knowledge (without investigation) of Seller’s officers or directors, having management responsibility for the fact or matter in question.

12.14.4 The term “Business Day” shall mean any Monday to Friday, inclusive, which is not a federal holiday according to the U.S. Office of Personnel Management. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that any deadline under this Agreement that occurs on a federal holiday, Saturday or Sunday shall be automatically extended to the following Business Day, unless expressly stated otherwise or agreed to by the parties in writing. Time is of the essence for performance of the parties’ respective obligations hereunder.

12.14.5 The term “Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal.

12.14.6 The term “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

12.14.7 The term “Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purpose of this definition, the term “control” means ownership of 50% or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the Person in question (by contract or otherwise).

12.14.8 The terms “party” or “parties” mean a party or parties to this Agreement unless the context indicates otherwise.

12.14.9 The term “taxes” means (a) all federal, state or local taxes, assessments, charges, duties, fees, levies, escheat or unclaimed property liabilities, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, escheat or unclaimed property liabilities, imposts or other similar charges in the nature of a tax of any kind imposed by a Governmental Authority, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

12.14.10 The term “tax returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided or required to be provided to any Governmental Authority in connection with taxes, including any schedules or attachments thereto and any amendment thereof.

12.15 Default and Remedies.

12.15.1 Seller’s Remedies. If, as of the Outside Date, Seller is not obligated to close because of the provisions set forth in Section 6.2.1(a), Section 6.2.2(a) or Section 6.2.4(a), Seller may terminate this Agreement pursuant to Section 6.5.3 and be entitled to retain the Deposit as agreed liquidated damages and not as a penalty, free and clear of any claims thereon by Buyer. Subject to Section 12.15.3, the remedy set forth in this Section 12.15.1 shall be Seller’s sole and exclusive remedy for Buyer’s default, and Seller hereby expressly waives and releases all other remedies.

12.15.2 Buyer’s Remedies. If, as of the Outside Date, Buyer is not obligated to close because of the provisions set forth in Section 6.2.1(b), Section 6.2.2(b) or Section 6.2.4(b) and Buyer terminates this Agreement pursuant to Section 6.5.2, then Buyer shall be entitled to receive the Deposit from Seller. The remedy set forth in this Section 12.15.2 shall be Buyer’s sole and exclusive remedy for such default, and Buyer hereby expressly waives and releases all other remedies.

12.15.3 Deposit. Except as provided in Section 12.15.2, if Buyer refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms of this Agreement, Seller may, at its sole option, retain the Deposit as agreed liquidated damages and not as a penalty; provided, however, if this Agreement is terminated pursuant to Section 6.5.4 or Section 6.5.5, Seller shall return the Deposit to Buyer. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED DUE TO THE BREACH OF THIS AGREEMENT BY BUYER OR THE FAILURE OF ANY OF THE CONDITIONS IN SECTION 6.2 (OTHER THAN SECTION 6.2.1(b) OR SECTION 6.2.2(b)) TO BE SATISFIED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

12.15.4 Other Remedies. Notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not prejudice or impair Seller’s or Buyer’s rights and obligations under Section 5.2, Section 5.3.2, and Section 12.3 (and any relevant confidentiality agreement, including the Confidentiality Agreement, and any site access/boarding agreement entered into among the parties), and such other portions of this Agreement as are necessary to the enforcement and construction of the foregoing.

12.16 Waiver of Right to Rescission.

Seller and Buyer each acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller each waive any right to rescind this Agreement or any of the transactions contemplated hereby.

12.17 Amendment of Schedules.

Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether Section 6.2.1(b) has been satisfied, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all Claims with respect to all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

12.18 Affiliate Liability.

All obligations and/or other Losses (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, other transaction documents (including the Assignment), or the negotiation, execution, or performance of this Agreement or such transaction documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any such transaction document), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or any permitted successor or permitted assign of any of the parties (“Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any such transaction document or otherwise, no Person who is not a Contracting Party, including (a) any Person negotiating or executing this Agreement on behalf of a Contracting Party, (b) any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other representative of, and any financial advisor or lender to, any Contracting Party, and (c) the foregoing Persons’ respective past, present or future directors, officers, employees, incorporators, members, partners, managers, equityholders, Affiliates, agents, attorneys, or other representatives of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any Losses arising under, out of, in connection with, or related in any manner to this Agreement or any such transaction documents or based on, in respect of, or by reason of this Agreement or any such transaction documents or the negotiation, execution, performance, or breach of this Agreement or any such transaction documents; and, to the maximum extent permitted by law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such Losses against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise. Each Nonparty Affiliate is expressly intended as a third Person beneficiary of this Section 12.18, and notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 12.18 shall be enforceable by each Nonparty Affiliate.

{signature pages follow}

IN WITNESS WHEREOF, the authorized representative of Seller executes this Agreement on the Execution Date, but effective as of the Effective Time.

SELLER:

CROSS TIMBERS ENERGY, LLC

By: /s/ Brent W. Clum

Name: Brent Clum

Title: Co-Chief Executive Officer and

Chief Financial Officer

Signature Page to

Purchase and Sale Agreement

IN WITNESS WHEREOF, the authorized representative of Buyer executes this Agreement on the Execution Date, but effective as of the Effective Time.

BUYER:

CTOC ENERGY, LLC

By: /s/ H. Brad Reynolds

Name: H. Brad Reynolds

Title: President

Signature Page to

Purchase and Sale Agreement

Appendix A

Defined Terms

Defined Term	Section
Accounting Consultant	2.3.1(a)
Adverse Environmental Condition	5.3.3
AFE	10.1.2(b)
Affiliate	12.14.7
Aggregate Environmental Defect Deductible	5.3.4(b)
Aggregate Title Defect Deductible	5.6.3(e)(vii)
Agreement	preamble
Allocated Value	2.6
Asset Taxes	9.2.1
Assignment	6.3(c)
Business Day	12.14.4
Buyer	preamble
Buyer’s Assumed Obligations	7.1
Buyer Indemnified Parties	8.4
Cap Amount	8.8.3
Casualty Loss	5.7.1
Claim Notice	8.5
Claims	8.1.2
Closing	6.1
Closing Date	6.1
Code	2.7
Confidentiality Agreement	5.1
Consents	5.5.1(a)
Contracting Parties	12.18
Deductible Amount	8.8.2
Defensible Title	5.6.2(f)
Deposit	2.1.2
Dispute Notice	2.3.1
Downward Adjustments	2.2.3
Easements	1.1.6
EAT DRE	2.7
Effective Time	preamble
Encumbrance	5.6.2(a)
Environmental Claim Date	5.3.3
Environmental Defect Value	5.3.3
Environmental Laws	5.3.3
Environmental Obligations	7.3
Environmental Threshold	5.3.4(b)
Equipment	1.1.5
Exchange	2.7
Excluded Property	1.2
Execution Date	preamble
Federal Authority	4.3
Federal Properties	4.3
Field Offices	1.1.9

Appendix A to

Purchase and Sale Agreement

Defined Term	Section
Final Payment Date	2.3.1(c)
Final Price	2.3.1(c)
Final Settlement Date	2.3.1
Final Settlement Statement	2.3.1
Government Taking	5.7.1
Governmental Authority	12.14.5
Hard Consent	5.5.2(b)
Hydrocarbons	1.1.12
Imbalances	2.2.2(e)
Income Taxes	9.6
Inspection Results	5.3.2
Inspector	5.3.1
Knowledge	12.14.3
Leases	1.1.1
Losses	8.1.1
Merit	5.4.3
Merit Bond	5.4.3
Merit Consent	5.4.3
Merit PSA	5.4.3
Mineral Interests	1.1.2
Nonparty Affiliates	12.18
NORM	7.2.1(e)
Outside Date	6.5.2
Performance	5.4.3
Performance Bond	5.4.2
Permitted Encumbrance	5.6.2(d)
Person	12.14.6
Phase I Environmental Assessment	5.3.1
Pipeline Imbalances	12.1
Pipeline Inventory	1.3.1
Plugging and Abandonment Obligations	7.2.1
Preferential Rights	5.5.1(a)
Preliminary Settlement Statement	2.2.1
Production Imbalances	12.1
Property	1.1
Property Expenses	1.4.3
Property Records	1.1.11
Purchase Price	2.1.1
Related Contracts	1.1.7
Replacement Merit Bond	5.4.3
Sale Area	1.1.1
Seller	preamble
Seller Indemnified Parties	8.3
Severance Taxes	9.3
Special Warranty	5.6.4(b)
Special Warranty Termination Date	5.6.4(b)
Standard	5.3.3
Stock Tank Oil	1.3.1

Appendix A to

Purchase and Sale Agreement

Defined Term	Section
Straddle Period	9.2.2
Surface Fee Estates	1.1.8
Suspense Funds	12.2
Target Settlement Date	2.3.1(a)
Third Party Claim	8.5.1(a)
Title Benefit	5.6.2(e)
Title Benefit Value	5.6.3(d)
Title Claim Date	5.6.3(a)
Title Defect	5.6.2(b)
Title Defect Notice	5.6.3(a)
Title Defect Property	5.6.3(a)
Title Defect Threshold	5.6.3(e)(vii)
Title Defect Value	5.6.3(e)
Transfer Taxes	9.5
Treasury Regulations	2.7
Units	1.1.4
Upward Adjustments	2.2.2
VDR	3.3.5
Wells	1.1.3

Appendix A to

Purchase and Sale Agreement